Exhibit 4.1

Execution Version

INDENTURE

Dated as of January 28, 2021

Among

BRUNDAGE-BONE CONCRETE PUMPING HOLDINGS, INC.,
as Issuer,

CONCRETE PUMPING HOLDINGS, INC.,
as a Guarantor,

CONCRETE PUMPING INTERMEDIATE ACQUISITION CORP.,

as a Guarantor,

the other Guarantors from time to time party hereto,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee and Notes Collateral Agent

6.000% SENIOR SECURED SECOND LIEN NOTES DUE 2026

TABLE OF CONTENTS

i

INDENTURE, dated as of January 28, 2021, among Brundage-Bone Concrete Pumping Holdings, Inc., a Delaware corporation (the “Issuer” or the “Company”), Concrete Pumping Holdings, Inc., a Delaware corporation and the Issuer’s ultimate parent company (“CPH”), Concrete Pumping Intermediate Acquisition Corp., a Delaware corporation (“Intermediate Holdings”), the Subsidiary Guarantors (as defined herein) from time to time party hereto (together with CPH and Intermediate Holdings, the “Guarantors”) and Deutsche Bank Trust Company Americas, as Trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $375,000,000 aggregate principal amount of 6.000% Senior Secured Second Lien Notes due 2026 (the “Initial Notes”);

WHEREAS, each of the Issuer, CPH, Intermediate Holdings and the Subsidiary Guarantors party hereto has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

Article 1
Definitions and Incorporation by Reference

Section 1.01.     Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Borrower” means each US ABL Borrower and each UK ABL Borrower individually; all US Borrowers and UK Borrowers shall be referred to herein collectively as the “ABL Borrowers.”

“ABL Collateral Agent” means (i) in the case of Obligations under the ABL Credit Agreement as applicable, any Cash Management Obligations and Hedging Obligations (including, without limitation, “Hedge Obligations” as defined under the ABL Credit Agreement) secured pursuant thereto, Wells Fargo Bank, National Association, and any successor, in its capacity as administrative agent and collateral agent for the lenders and other secured parties under such ABL Credit Agreement (together with its successors and permitted assigns under such ABL Credit Agreement), and (ii) in the case of Additional First Lien Obligations, the collateral agent, administrative agent, trustee or similar agent under the applicable First Lien Documents, in each case, together with its successors in such capacity.

“ABL Credit Agreement” means either (i) an amendment and restatement to the existing senior secured asset-based revolving credit facility referenced in clause (ii) hereof and (ii) to the extent the ABL Facility is not entered into on or prior to the Issue Date, the existing senior secured asset-based revolving credit facility entered into on December 6, 2018, among, inter alia, the Company, certain subsidiaries of the Company, Wells Fargo Bank, National Association, as administrative agent, sole lead arranger and sole bookrunner, the other lenders party thereto, and the other parties thereto, in each case, on the Issue Date, by and among the ABL Borrowers, the several lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties party thereto as the same may be in effect from time to time and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, exchanges or refinancings thereof (the “ABL Facility”).

“Acquired Indebtedness” means, with respect to any specified Person,

(1)     Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)     Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means (1) any property or other assets used or useful in a Similar Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any Restricted Subsidiary described in the preceding clauses (2) or (3) is engaged in a Similar Business.

“Additional First Lien Obligations” means any Indebtedness, permitted to be incurred under the then extant First Lien Documents and this Indenture, that is secured by a Lien on the Collateral permitted by clause (10) of the definition of “Permitted Liens” that is senior in priority to the Liens on the Collateral securing the Notes and Additional Second Lien Obligations, if any, and having a Pari Passu Lien Priority or a Junior Lien Priority with respect to the Collateral relative to the ABL Credit Agreement and/or the other First Lien Obligations; provided that, unless already a party thereto, the holders of such Indebtedness or their agent, trustee or authorized representative shall become party to the Intercreditor Agreement pursuant to the provisions thereof.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01, 4.09 and 4.12, as part of the same series as the Initial Notes.

“Additional Second Lien Obligations” means any Indebtedness, permitted to be incurred under this Indenture, having Pari Passu Lien Priority relative to the Notes with respect to the Collateral; provided that (i) the holders of such Indebtedness or their agent, trustee or authorized representative shall become party to the Security Documents pursuant to the provisions thereof and (ii) the Liens securing such Additional Second Lien Obligations shall be the Liens created under the Security Documents in favor of the Notes Collateral Agent to secure the Notes (and related Guarantees) and such Additional Second Lien Obligations.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Calculation Date” means the applicable date of calculation for (i) the Consolidated Secured Debt Ratio, (ii) the Consolidated Total Debt Ratio, (iii) the Fixed Charge Coverage Ratio or (iv) Consolidated EBITDA.

“Applicable Measurement Period” means the most recently ended four fiscal quarters immediately preceding the Applicable Calculation Date for which internal financial statements are available.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)     1.0% of the principal amount of such Note; and

(2)     the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at February 1, 2023 (such redemption price being set forth in Section 3.07(b)), plus (ii) all required interest payments due on such Note through February 1, 2023 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)     the sale, conveyance, transfer or other disposition not in the ordinary course of business, including any disposition of property by a Dividing Person pursuant to a Division, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)     the issuance or sale of Equity Interests of any Restricted Subsidiary to any entity other than the Company or any other Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)     any disposition of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets (including Vehicles, Fleet Inventory and parts inventory) in the ordinary course of business or any disposition of inventory, immaterial assets or goods (or other assets, including Vehicles, Fleet Inventory and parts inventory) held for sale or no longer used or useful in the ordinary course of business;

(b)     the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries in a manner permitted pursuant to the provisions described under Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)     any disposition, issuance or sale in connection with the making of (1) any Restricted Payment that is permitted to be made, and is made, under Section 4.07 or (2) any Permitted Investment;

(d)     any disposition of property or assets of the Company or any of its Restricted Subsidiaries, or issuance or sale of Equity Interests of any Restricted Subsidiary, in any transaction or series of related transactions with an aggregate Fair Market Value of less than $20.0 million;

(e)     any disposition of property or assets, or issuance of securities, (1) by a Restricted Subsidiary to the Company or (2) by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(f)     to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)     the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(h)     any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)     foreclosures, Events of Loss or any similar action on assets or the granting of Liens not prohibited by this Indenture;

(j)     sales of receivables and related assets pursuant to any Permitted Receivables Facility;

(k)     any financing transaction with respect to property built or acquired by the Company or any of its Restricted Subsidiaries after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(l)     any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(m)     the sale, lease, assignment, license, sublease or discount of products, services, inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business (including sales of Vehicles, Fleet Inventory, parts inventory or other inventory) or the conversion of accounts receivable for notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(n)     any trade-in or other disposition of assets in exchange for other assets in the ordinary course of business; provided that in the good faith judgment of the Company or the applicable Restricted Subsidiary receives assets having a Fair Market Value equal to or greater than the assets being traded for or disposed;

(o)     leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole, and otherwise in accordance with the provisions of this Indenture;

(p)     the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(q)     the unwinding of any Hedging Obligations;

(r)     sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(s)     the abandonment or lapse of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(t)     the issuance of directors’ qualifying stock and stock issued to foreign nationals or other third parties as required by applicable law; and

(u)     the sale or other disposition of cash, Cash Equivalents or Investment Grade Securities.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Bankruptcy Code” means Title 11 of the U.S. Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case (other than for purposes of the definition of “Voting Stock”), any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board” means the board of directors of the Company.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of any date of determination, the result of: (i) the sum of (x) 85% of the amount of the value of accounts receivable of the Company and its Restricted Subsidiaries (determined by its book value on a consolidated basis), plus (y) 85% of the inventory of the Company and its Restricted Subsidiaries (valued at its net orderly liquidation value), plus (z) the lower of (A) 85% of the net orderly liquidation value of rolling stock and other equipment of the Company and its Restricted Subsidiaries and (B) 100% of the aggregate net book value of rolling stock and other equipment of the Company and its Restricted Subsidiaries.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means:

(1)     in the case of a corporation, corporate stock;

(2)     in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)     in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions or assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock prior to such conversion, whether or not such securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1)     U.S. dollars or Canadian dollars;

(2)     (a) euro, pounds sterling or any national currency of any participating member state of the EMU; or

(b)     other currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3)     securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any country that is a member state of the EMU or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)     certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million in the case of U.S. banks or other U.S. financial institutions and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions;

(5)     repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)     commercial paper having a rating of at least “P-2” from Moody’s or “A-2” from S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and, in each case, maturing within 36 months after the date of creation thereof;

(7)     marketable short-term money market and similar securities having a rating of at least “P-2” from Moody’s or “A-2” from S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and, in each case, maturing within 36 months after the date of creation thereof;

(8)     investment funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above and (9) through (13) below;

(9)     securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition thereof and, at the time of acquisition;

(10)      readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 36 months or less from the date of acquisition;

(11)     Indebtedness or Preferred Stock issued by Persons with a rating of “A2” or higher from Moody’s or “A” or higher from S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and, in each case, with maturities of 36 months or less from the date of acquisition;

(12)     Investments with a rating of “Aaa3” or higher from Moody’s or “AAA-” or higher from S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency), and, in each case, with average maturities of 36 months or less from the date of acquisition; and

(13)     in the case of Investments by any Foreign Subsidiary of the Company, Investments for short-term cash management purposes of comparable tenor and credit quality to those described in the foregoing clauses (1) through (12) customarily utilized in countries in which such Foreign Subsidiary operates.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management or related services (including treasury, depository, return item, overdraft, controlled disbursement, credit, merchant store value or debit card, purchase card, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the ACH processing of electronic funds transfers through the Federal Reserve Fedline system) and other cash management arrangements) provided by any bank, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1)     the sale, lease or transfer (other than by way of merger, consolidation, amalgamation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)     any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquires beneficial ownership of Voting Stock of the Company representing more than 50% of the aggregate ordinary voting power for the election of directors of the Company (determined on a fully diluted basis).

Notwithstanding the foregoing, a conversion of the Company or any of its Restricted Subsidiaries from a corporation, limited liability company, limited partnership or other form of entity to another corporation, limited liability company, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who beneficially owned the Capital Stock of such entity immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the Voting Stock of such entity, or continue to beneficially own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and in either case no “person” beneficially owns more than 50% of the Voting Stock of such entity. Furthermore, (i) the transfer of assets between or among the Company and its Restricted Subsidiaries shall not itself constitute a Change of Control and (ii) a Person or group shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement prior to the consummation of the transactions contemplated by such agreement.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means all of the assets and property subject to the Liens created pursuant to the First Lien Security Documents or the Second Lien Security Documents, in each case, to secure one or more series of First Lien Obligations or Second Lien Obligations, respectively.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s Common Stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such Common Stock.

“Company” has the meaning set forth in the preamble hereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)     increased (without duplication) by the following in each case (other than clause (j)) to the extent deducted (and not added back) in computing Consolidated Net Income:

(a)     provision for taxes based on income or profits or capital gains, including foreign, federal, state, provincial, franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations and any payments to any Parent Entity in respect of such taxes; plus

(b)     Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with (A) items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(i) through (1)(xi) thereof, (B) amortization of original issue discount or premium resulting from the issuance of Indebtedness in connection with the Transactions and (C) any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP; plus

(c)     Consolidated Depreciation and Amortization Expense of such Person; plus

(d)     any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), and any amendment or modification to the terms of any such transaction including (i) such fees, expenses or charges related to the Transactions, and (ii) any amendment or other modification of the Notes, the ABL Credit Agreement or other Indebtedness; plus

(e)     business optimization expenses and other restructuring charges, reserves or expenses, including the effect of facility closures, facility consolidations, system development and establishment costs, conversion costs, contract termination costs, future lease commitments, retention costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, severance costs and contract termination costs, including any one-time costs incurred in connection with acquisitions after the Issue Date; plus

(f)     any other non-cash charges, including any write offs, write downs, expenses, losses or items for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)     the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary in such period; plus

(h)     any payments made or accrued pursuant to clause (xi) under Section 4.11(b); plus

(i)     costs of surety bonds incurred in such period in connection with financing activities; plus

(j)     the amount of “run rate” cost savings, operating expense reductions and other synergies projected by the Company in good faith to be realized as a result of specified actions taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (which cost savings, operating expense reductions or synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions or synergies are reasonably identifiable and factually supportable, (B) such cost savings, operating expense reductions or synergies do not exceed 20% of Consolidated EBITDA for such period (before giving effect to any adjustment as a result of this clause (j)), and (C) such actions have been taken, such actions with respect to which substantial steps have been taken or such actions are expected to be taken within 24 months after the date of determination to take such action; provided, further, that the adjustments pursuant to this clause (j) may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”; plus

(k)     any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock); plus

(l)     the amount of loss or discount on sales of receivables and related assets to any Receivables Subsidiary in connection with any Permitted Receivables Facility; plus

(m)     the amount of expenses relating to payments made to option holders of the Company or any Parent Entity in connection with, or as a result of, any distribution being made to stockholders of the Company or any Parent Entity, which payments are being made to compensate such option holders as though they were stockholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture; plus

(n)     all adjustments of the Company and its Restricted Subsidiaries that are described in footnote (1) under the section entitled “Summary—Summary Historical Financial Information and Other Data” in the Offering Circular, to the extent such adjustments, without duplication, continue to be applicable to such period; plus

(o)     any portion of the cost of Fleet Inventory sold during such period that represents the purchase price adjustment to the net book value of Fleet Inventory as of the Issue Date; plus

(p)     Public Company Costs; plus

(q)     payments paid or accrued during such period in respect of purchase price holdbacks or earn-outs of the Company and its Restricted Subsidiaries (other than Indebtedness); and

(2)     decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period and excluding non-cash income; provided that, to the extent non-cash gains are deducted pursuant to this clause (2) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; and

(3)     increased or decreased by (without duplication):

(a)     any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness, intercompany balances and other balance sheet items, plus or minus, as the case may be; and

(b)     any net gain or loss resulting in such period from Hedging Obligations, and the application of International Financial Reporting Standards 9—Financial Instruments, and its related pronouncements and interpretations (or any successor provision).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)     consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, other than with respect to Indebtedness issued in connection with the Transactions, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or banker’s acceptance, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding:

(i)     any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions;

(ii)     any one-time cash costs associated with breakage in respect of hedging agreements for interest rates;

(iii)     penalties and interest relating to taxes;

(iv)     non-cash interest expense attributable to movement in mark-to-market valuation of Hedging Obligations or other derivatives (in each case, permitted hereunder and under GAAP);

(v)     accretion or accrual of discounted liabilities not constituting Indebtedness;

(vi)     interest expense attributable to a Parent Entity resulting from push-down accounting;

(vii)     any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting;

(viii)    any “additional interest” owing pursuant to a registration rights agreement with respect to other securities;

(ix)     amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness issued in connection with the Transactions or any intercompany Indebtedness;

(x)     any expensing of bridge, commitment and other financing fees; and (xi) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) related to any Permitted Receivables Facility); plus

(2)     consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)     interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)     any after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefits plans, start-up, facilities opening, transition, integration and other restructuring and business optimization costs, charges, reserves or expenses (including related to acquisitions after the Issue Date and to the start-up, closure and/or consolidation of facilities), in each case, not incurred in the ordinary course of business, new product introductions and signing, retention or completion bonuses and similar one-time compensation payments shall be excluded;

(2)     the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3)     any net after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(4)     any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(5)     the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)     solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(3)(a), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)     effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in accordance with GAAP resulting from the application of purchase accounting, including in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof (including in connection with deferred rent payments and tenant allowance amortization and adjustments), net of taxes, shall be excluded;

(8)     (i) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (ii) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items and to Hedging Obligations and (iii) any non-cash expense, income or loss attributable to the remeasurement or movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP, shall be excluded;

(9)     any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in the law or regulation, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), in each case, pursuant to GAAP (excluding any non-cash item to the extent it represents an accrual or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(10)     any (i) non-cash compensation charge or expense related to the grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, units or other rights and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded;

(11)     any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(12)     accruals and reserves, contingent liabilities and any gains or losses on the settlement of any pre-existing contractual or non-contractual relationships that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded;

(13)     losses and expenses with respect to liability or casualty events shall be excluded to the extent covered by insurance or indemnification and actually reimbursed or, other than for purposes of Section 4.07, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days); and (14) to the extent the consolidated depreciation expense of such Person and its Restricted Subsidiaries for such period (determined in accordance with GAAP) exceeds the aggregate amount of capital expenditures of such Person and its Restricted Subsidiaries for such period, such excess amount of depreciation expense shall be excluded.

In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (without duplication) (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) other than for purposes of Section 4.07, the amount of proceeds as to which the Company has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amounts so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements received of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 4.07 only (other than clause (3)(d) of Section 4.07(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.07(a)(3)(d).

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Secured Indebtedness (excluding Capitalized Lease Obligations) minus unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries, in each case, as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) Consolidated EBITDA of the Company for the Applicable Measurement Period, calculated on a Pro Forma Basis and to give effect to all incurrences, issuances, redemptions, repurchases or repayments of Indebtedness and Capital Stock and Investments, acquisitions, dispositions, mergers and consolidations and the transactions giving rise to the calculation occurring on such date.

“Consolidated Total Assets” means, at any time, the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements are available; provided that, for purposes of calculating “Consolidated Total Assets” for purposes of testing the covenants under this Indenture in connection with any transaction, the total consolidated assets of the Company and its Restricted Subsidiaries shall be calculated on a Pro Forma Basis.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness minus unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries, in each case, as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) Consolidated EBITDA of the Company for the Applicable Measurement Period, calculated on a Pro Forma Basis and to give effect to all incurrences, issuances, redemptions, repurchases or repayments of Indebtedness and Capital Stock and Investments, acquisitions, dispositions, mergers and consolidations and the transactions giving rise to the calculation occurring on such date.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with the Transactions, any acquisition or Investments similar to those made for acquisitions) consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, (A) Hedging Obligations, (B) performance bonds or any similar instruments and (C) all Obligations relating to a Permitted Receivables Facility) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and their Maximum Fixed Repurchase Prices, in each case, determined on a consolidated basis in accordance with GAAP.

For purposes of this definition, (i) the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock means the price at which such Disqualified Stock or Preferred Stock could be redeemed or repurchased by the issuer thereof in accordance with its terms or, if such Disqualified Stock or Preferred Stock cannot be so redeemed or repurchased, the Fair Market Value of such Disqualified Stock or Preferred Stock, in each case, determined on any date on which Consolidated Total Indebtedness shall be required to be determined and (ii) the amount of any Indebtedness outstanding under a revolving credit facility on any date shall be deemed to be the average daily amount of such Indebtedness thereunder for the most recent twelve month period ending immediately prior to the Applicable Calculation Date (or, prior to the one year anniversary of the Issue Date, during the period from the Issue Date to such date).

“Consolidated Total Secured Indebtedness” means, as at any date of determination, the amount of Consolidated Total Indebtedness that is Secured Indebtedness as of such date.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)     to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)     to advance or supply funds:

(a)     for the purchase or payment of any such primary obligation, or

(b)     to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)     to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other Persons.

“CPH” means Concrete Pumping Holdings, Inc., a Delaware corporation and its permitted successors and assigns.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the ABL Credit Agreement, or other agreements governing any financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors, including facilities that Refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Uniform Commercial Code and all accounts with a deposit function maintained at a financial institution, now or hereafter held in the name of the Issuer or any Guarantor.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control, asset sale or casualty or condemnation event) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control, asset sale or casualty or condemnation event), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, manager, service provider or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of the Company, any of its Subsidiaries or any Parent Entity shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries upon the termination of employment or death of such person pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“DTC” means The Depository Trust Company.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Enforcement Notice” means a written notice delivered, at a time when an event of default has occurred and is continuing, by the Notes Collateral Agent to the ABL Collateral Agent specifying the relevant event of default.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common equity or Preferred Stock of the Company or any Parent Entity (excluding Disqualified Stock), other than:

(1)     (i) public offerings with respect to the Company’s or any Parent Entity’s Common Stock registered on Form S-8 (or comparable form) or (ii) any sale or issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees;

(2)     issuances to the Company or any Subsidiary of the Company; and

(3)     any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following:

(1)     any loss, destruction or damage of such property or asset;

(2)     any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(3)     any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(4)     any settlement in lieu of clauses (2) or (3) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means all Deposit Accounts into which solely Excluded Funds are deposited, other than any Designated Account.

“Excluded Assets” means the following:

(1)          any fee-owned Real Estate unless included at the Company’s discretion, and any leasehold interests in Real Estate;

(2)     assets and personal property for which a pledge thereof or a security interest therein is prohibited by applicable laws, rules or regulations (including any legally effective requirement to obtain the consent of any Governmental Authority);

(3)     Excluded Stock (other than Stock that is Excluded Stock solely as a result of having been issued by Immaterial Subsidiaries);

(4)     assets and personal property to the extent a security interest in such assets would result in material adverse Tax consequences as reasonably determined by the Company;

(5)     any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein may impair the validity or enforceability of such intent-to-use trademark application under applicable law;

(6)     any lease, license, contract or other agreements or any property (including personal property) subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements, in each case, only to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license, contract, agreement, purchase money, Capitalized Lease Obligation or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Company or a Guarantor) after giving effect to the applicable anti-assignment laws of the Uniform Commercial Code, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(7)     receivables and related assets (or interests therein) (a) sold to any Receivables Subsidiary or (b) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Facility;

(8)     any and all assets and personal property owned or held by any Subsidiary of the Company that is not a Guarantor;

(9)     any other property or assets owned by the Company or any Guarantor that is not secured by a Lien for the benefit of the lenders under the ABL Credit Agreement (so long as the ABL Credit Agreement is outstanding); and

(10)     any Rule 3-16 Capital Stock.

provided that, notwithstanding anything herein to the contrary, Excluded Assets shall not include any proceeds, replacements or substitutions of Collateral (unless such proceeds, replacements or substitutions otherwise constitute Excluded Assets).

“Excluded Contribution” means net proceeds received in cash, Cash Equivalents or marketable securities (valued at the Fair Market Value thereof in the case of Cash Equivalents and marketable securities) or Qualified Proceeds received by the Company from:

(1)     contributions to its common equity capital, and

(2)     the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause 0 of Section 4.07(a).

“Excluded Stock” means:

(1)     any Stock with respect to which the ABL Collateral Agent and the Company agree, in writing (each acting reasonably), that the cost of pledging such Stock shall be excessive in view of the benefits to be obtained by the lenders and other parties holding obligations under the ABL Credit Agreement therefrom, and confirmed in writing by notice to the Trustee;

(2)     solely in the case of any pledge of Stock of any CFC or FSHCO to secure the Obligations, any Stock that is Voting Stock of such CFC or FSHCO in excess of 65% of the outstanding Stock that is Voting Stock of such CFC or FSHCO;

(3)     any Stock to the extent, and for so long as, the pledge thereof would be prohibited by any applicable law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained);

(4)     any “margin stock” and Stock of any Person (other than any wholly-owned Restricted Subsidiary) to the extent, and for so long as, the pledge of such Stock would be prohibited, or create an enforceable right of termination in favor of any other party thereto (other than the Company or any wholly-owned Restricted Subsidiary) under the terms of any organization document, joint venture agreement or stockholders’ agreement applicable to such Person;

(5)     the Stock of any Immaterial Subsidiary or Unrestricted Subsidiary; and

(6)     any Stock of any Subsidiary to the extent that the pledge of such Stock would result in material adverse tax consequences to the Company or its Subsidiary as reasonably determined by the Company in consultation with the ABL Collateral Agent, and confirmed in writing by notice to the Trustee.

“Excluded Subsidiary” means:

(1)     any Subsidiary that is not a Wholly-Owned Person or is a joint venture (for so long as such Subsidiary remains a non-Wholly-Owned Person);

(2)     any Subsidiary that is prohibited by (x) subject to clause (10) below, applicable law, rule or regulation or (y) contractual obligation from guaranteeing the Obligations under the Notes and this Indenture (and for so long as such restriction is in effect); provided that in the case of clause (y), such contractual obligation existed on the Issue Date or, with respect to any Subsidiary acquired by the Company or a Restricted Subsidiary after the Issue Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired;

(3)     (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary that is (A) a FSHCO or (B) a direct or indirect Subsidiary of a CFC, or (iii) any other Subsidiary for which the provision of a Guarantee would result in a material adverse Tax consequence to the Company or one of its Subsidiaries, or a Tax Group including the Company or one of its Subsidiaries (as reasonably determined by the Company);

(4)     any Immaterial Subsidiary (provided that the Company shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations under the Notes and this Indenture to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries excluded by this clause (4) exceeds 10.0% of the consolidated gross revenues of the Company and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (4) as of the last day of the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries excluded by this clause (4) exceeds 10.0% of the aggregate amount of Consolidated Total Assets of the Company and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (4) as of the last day of the Test Period most recently ended on or prior to the date of determination);

(5)     any other Subsidiary with respect to which, in the reasonable judgment of the Company and the administrative agent of the ABL Facility, the cost of providing a Guarantee shall be excessive in relation to the value to be obtained by the lenders under the ABL Credit Agreement therefrom, as confirmed in writing by notice to the Trustee;

(6)     each Unrestricted Subsidiary;

(7)     not-for-profit Subsidiaries;

(8)     Subsidiaries that are special-purpose entities (including special purpose securitization vehicles);

(9)     any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or Permitted Investment that has assumed secured Debt not incurred in contemplation of such Permitted Acquisition or Permitted Investment and any Restricted Subsidiary thereof that guarantees such secured Debt, in each case to the extent such secured Debt prohibits such Restricted Subsidiary from providing a Guaranty;

(10)     any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a Guarantee unless such consent, approval, license or authorization has been received; and (11) any Subsidiary that is a domestic captive insurance company.

“Existing Indebtedness” means Indebtedness of the Company or any of its Restricted Subsidiaries in existence on the Issue Date, plus interest accruing (or the accretion of discount) thereon.

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities, contingent or otherwise, associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, determined in good faith by the Company (unless otherwise provided herein).

“First Lien Documents” means (1) the ABL Credit Agreement and all related credit, guarantee and security documents and (2) the credit, guarantee and security documents governing the First Lien Obligations.

“First Lien Obligations” means the Obligations under the ABL Credit Agreement and any Cash Management Obligations and any Hedging Obligations secured pursuant thereto, or any other Credit Facilities and any Additional First Lien Obligations.

“First Lien Secured Parties” means the holders of First Lien Obligations.

“First Lien Security Documents” means the security documents and any other agreement, document or instrument pursuant to which a Lien is granted securing First Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing the First Lien Obligations.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any Applicable Calculation Date, the ratio of (1) Consolidated EBITDA of such Person for the Applicable Measurement Period to (2) the Fixed Charges of such Person for such Applicable Measurement Period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues, redeems or repurchases Disqualified Stock or Preferred Stock subsequent to the commencement of the Applicable Measurement Period but on or prior to the Applicable Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis; provided, however, that cash proceeds funded to the balance sheet in connection with the incurrence of any Indebtedness or issuances of Disqualified Stock or Preferred Stock shall be disregarded for any “netting” purposes.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis, giving pro forma effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the Applicable Measurement Period; provided that, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, such transaction shall not be treated as a disposition or a discontinued operation for purposes of the calculation of Fixed Charge Coverage Ratio until such transaction shall have been consummated.

“Fixed Charges” means, with respect to any Person for any period, without duplication, the sum of:

(1)     Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period;

(2)     all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock (including any Designated Preferred Stock) of such Person and any of its Restricted Subsidiaries during such period;

(3)     all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries during such period; and

(4)     without duplication of clause (1) above, all interest expense (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, and (b) non-cash interest payments) for such period with respect to any Indebtedness of any Parent Entity which is guaranteed by the Company or any of its Restricted Subsidiaries (which for the avoidance of doubt but without duplication, shall include any dividend or distribution made to any such Parent Entity pursuant to Section 4.07(a)(I)).

“Fleet Inventory” means utility trucks, specialty equipment and similar goods owned by any Grantor that are held for sale or that comprise such Grantor’s leased and rental equipment fleet.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“FSHCO” means any direct or indirect Domestic Subsidiary of the Company that has no material assets other than Equity Interests (or Equity Interests and indebtedness) in one or more direct or indirect Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under FASB Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Company or any of its Subsidiaries at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations (it being understood that all leases and obligations under any leases of any Person that are or would be characterized as operating leases and/or operating lease obligations in accordance with GAAP on February 25, 2016 (whether or not such operating leases and/or operating lease obligations were in effect on such date) shall continue to be accounted for as operating leases and/or operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Indenture regardless of any change in GAAP following the date that would otherwise require such leases and/or lease obligations to be recognized as right-of-use assets and lease liabilities on the balance sheet). At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided, any calculation or determination herein that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Government Securities” means securities that are:

(1)     direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)     obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any nation or government, any state, territorial or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantors” means the Company and the Guarantors.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under this Indenture and the Notes.

“Guarantor” means CPH, Intermediate Holdings and each Subsidiary of the Company that executes this Indenture as a Guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes in accordance with the terms of this Indenture, until, in each case, such Person is released from the guarantee of the Notes in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counter-party to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the international accounting standards as promulgated by the International Accounting Standards Board.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date were an amount equal to or less than 5.0% of Consolidated Total Assets of the Company and its Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were an amount equal to or less than 5.0% of the consolidated gross revenues of the Company and its Restricted Subsidiaries for such Applicable Measurement Period, in each case determined in accordance with GAAP.

“Indebtedness” means, with respect to any Person, without duplication:

(1)     any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)     in respect of borrowed money;

(b)     evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)     representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until, after 120 days of becoming due and payable, such obligation remains unpaid and is reflected as a liability on the balance sheet of such Person in accordance with GAAP; or

(d)     representing any net Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness in clauses (a) through (d) (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of pushdown accounting under GAAP shall be excluded;

(2)     to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)     to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any assets owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such assets at such date of determination and (b) the amount of such Indebtedness of such other Person; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) accrued expenses, royalties and trade payables and (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intermediate Holdings” means Concrete Pumping Intermediate Acquisition Corp., a Delaware corporation and its permitted successors and assigns.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC (each, individually, an “Initial Purchaser”).

“Intercreditor Agreement” means the intercreditor agreement to be entered into as of the Issue Date by and among the Issuer, the Guarantors, the ABL Collateral Agent and the Notes Collateral Agent.

“Interest Payment Date” means August 1 and February 1 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s and “BBB-” (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)     securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)     debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3)     investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)     corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of (i) loans (including guarantees), advances or capital contributions (excluding accounts or loans receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), (ii) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and (iii) investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1)     “Investments” shall include the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)     the Company’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b)     the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)     any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or any of its Restricted Subsidiaries in respect of such Investment.

“Investors” means each of (i) Argand Partners, LP, Argand Partners Fund, LP and CFLL Holdings, LLC and (ii) BBCP Investors, LLC, PGP Investors, LLC, PGP Manager, LLC, and PGP Advisors, LLC and, in each case, each of their respective Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than any portfolio company of any of the foregoing).

“Issue Date” means January 28, 2021.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Junior Lien Obligations” means Obligations with respect to Indebtedness permitted to be incurred under this Indenture having Junior Lien Priority.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Notes; provided that the Junior Lien Representative shall have executed and delivered an intercreditor agreement with the Notes Collateral Agent (which each Holder hereby authorizes the Notes Collateral Agent to enter into without their consent) in form and substance substantially similar to the Intercreditor Agreement, but with such changes thereto as are necessary to reflect the Notes as being the Senior Obligations (as defined in the Intercreditor Agreement).

“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is party to the intercreditor agreement described in the definition of Junior Lien Priority.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York, or solely with respect to payments, at the place of payment. If a payment date is a Legal Holiday at the place of payment, payment shall be made at that place on the next succeeding date that is not a Legal Holiday and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any UCC financing statement; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of the Company (or any successor entity) or any Parent Entity on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, Taxes paid or reasonably estimated to be actually payable as a result thereof (including withholding taxes imposed on the repatriation of any such Net Proceeds and taking into account any Tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness (other than Junior Lien Obligations) required (other than as required by Section 4.10(b)(i)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness (a) as to which neither the Company nor any of its Restricted Subsidiaries (other than any Non-Recourse Subsidiaries) (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the equity interests of any Non-Recourse Subsidiary, (ii) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the equity interests of any Non-Recourse Subsidiary or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Indebtedness under the ABL Credit Agreement or the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders thereunder will not have any recourse to the Equity Interests or assets of the Company or any of its Restricted Subsidiaries (other than the Non-Recourse Subsidiaries).

“Non-Recourse Subsidiary” means any Subsidiary of the Company created for the purpose of obtaining stand-alone financing for the acquisition and lease of rental equipment to customers, and all of whose Indebtedness is Non-Recourse Debt.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture; provided that Additional Notes will not be issued with the same CUSIP, if any, as any Notes then existing unless such Additional Notes are fungible with such Notes then existing for U.S. federal income tax purposes.

“Obligations” means any principal, interest (including any interest, fees, expenses and other amounts accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, expenses and other amounts are an allowed or allowable claim under applicable Bankruptcy Law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Circular” means the Offering Circular dated January 21, 2021 relating to the offering of the Notes.

“Officer” means the Chairman of the Board, any Manager or Director, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Company or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company or on behalf of any other Person, as the case may be, who must be a Manager or Director, the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company (or of a Subsidiary of the Company acting in such capacity for the Company and its Subsidiaries, as determined by the Company) or such other Person, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (which may be subject to customary assumptions and exclusions). The counsel may be an employee of or counsel to the Company.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Holders” means each of (i)(a)(x) the Investors and (y) members of management of the Company (or any Parent Entity) who are holders of Equity Interests of the Company (or any Parent Entity) on the Issue Date and (b) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such group, without giving effect to such group, Persons specified in clause (i)(a) must collectively beneficially own more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity and (ii) any Parent Entity. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)     any Investment in the Company or any of its Restricted Subsidiaries (including guarantees of obligations of its Restricted Subsidiaries);

(2)     any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)     any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)     such Person becomes a Restricted Subsidiary; or

(b)     such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4)     any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5)     any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Issue Date or binding commitment in effect on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6)     any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)     in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b)     in satisfaction of judgments against other Persons;

(c)     as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d)     received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(7)     Hedging Obligations permitted under clause (x) of Section 4.09(b);

(8)     any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 3.0% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9)      Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company or any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(3);

(10)    guarantees of Indebtedness permitted under Section 4.09;

(11)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except transactions described in clauses (ii), (iv), (xiii), (xiv), (xviii) and (xx) of Section 4.11(b));

(12)    any Investments consisting of purchases and acquisitions of inventory (including Vehicles, Fleet Inventory and parts inventory), supplies, material or equipment or other similar assets or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)    additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $35.0 million and (y) 5.0% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14)     Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect any Permitted Receivables Facility or any repurchase obligation in connection therewith;

(15)     loans and advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16)     loans and advances to officers, directors, managers and employees for business-related travel expenses, moving expenses and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Company or any Parent Entity;

(17)     advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(18)     Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(19)     repurchases of the Notes;

(20)     Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices, in each case under the Uniform Commercial Code;

(21)     Investments in Unrestricted Subsidiaries and Permitted Joint Ventures, having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $35.0 million and (y) 5.0% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that any Investment pursuant to this clause (21) made in any Person that is a Unrestricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Restricted Subsidiary;

(22)     Investments as part of the Transactions;

(23)     Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business; and

(24)     intercompany current liabilities owned by Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with cash management operations of the Company and its Subsidiaries.

“Permitted Joint Venture” means, with respect to any Person at any time, any corporation, partnership, limited liability company or other business entity (1) of which at least 20%, but not more than 50% of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries (other than a Receivables Subsidiary) of that Person and (2) whose primary business constitutes or is reasonably expected to constitute at such time a Similar Business.

“Permitted Liens” means, with respect to any Person:

(1)     Liens for Taxes that (i) are not delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or (ii) are being contested in good faith and by the appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (or other applicable accounting principles);

(2)     Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings or as would not reasonably be expected to have a Material Adverse Effect or other Lien arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceeding for review, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(3)     Liens incurred or deposits made in the ordinary course of business (a) in connection with workers’ compensation, unemployment insurance and other social security legislation and (b) securing reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to such Person or otherwise supporting the payment of items set forth in the foregoing clause (a);

(4)     Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, banker’s acceptance facilities, work in process relating to progress payment contracts for the construction of Vehicles or servicing contracts and other obligations of a like nature (including those to secure health, safety and environmental obligations), deposits as security for contested taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business;

(5)     easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(6)     Liens securing, or otherwise arising from, judgments not constituting an Event of Default under clause (v) of Section 6.01(a);

(7)     Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any of the Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Company or such Restricted Subsidiaries in respect of such letter of credit to the extent such obligations are permitted under Section 4.09; and specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8)     rights of set-off, banker’s liens, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(9)      Liens arising from UCC financing statements, including precautionary financing statements, or any similar filings made in respect of operating leases entered into by the Company or any of its Restricted Subsidiaries;

(10)    Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(b)(i); provided that if any such Indebtedness constitutes First Lien Obligations or has Pari Passu Lien Priority relative to the Notes with respect to the Collateral, then it shall be subject to the Intercreditor Agreement with respect to such Collateral;

(11)    Liens existing on, or provided for under written arrangements existing on, the Issue Date (other than Liens incurred in connection with the ABL Credit Agreement and the Notes);

(12)    Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(iv) and (xviii); provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to such clause (iv) extend only to the assets purchased with the proceeds of such Indebtedness, accessions to such assets and the proceeds and products thereof and customary security deposits, and any lease of such assets (including accessions thereto) and the proceeds and the products thereof and customary security deposits; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (b) Liens securing Indebtedness permitted to be incurred pursuant to such clause (xviii) extend only to the assets of Subsidiaries that are not Guarantors or the Company;

(13)     leases, licenses, subleases or sublicenses granted to others that do not (a) interfere in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole or (b) secure any Indebtedness;

(14)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15)     Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry, (c) attaching to pooling, deposit, sweep, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (d) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(16)     Liens (a) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment, and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 4.10, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(17)     Liens existing on property at the time of its acquisition (by a merger, consolidation or amalgamation or otherwise) or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Issue Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (a) such Lien was not created in contemplation of such acquisition (by a merger, consolidation or amalgamation or otherwise) or such Person becoming a Restricted Subsidiary, (b) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien or (B) subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under this Indenture that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (c) the Indebtedness secured thereby is permitted under Section 4.09;

(18)     any interest or title of a lessor under leases (other than leases constituting Capitalized Lease Obligations) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(19)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(20)     Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (5) of the definition of “Cash Equivalents”;

(21)     Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22)     ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;

(23)     Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(24)     Liens on cash and Permitted Investments used to satisfy, discharge or defease Indebtedness; provided such satisfaction or discharge is permitted under this Indenture;

(25)     Liens on receivables and related assets incurred in connection with a Permitted Receivables Facility;

(26)     receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(27)     Liens securing Hedging Obligations and Cash Management Obligations; provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Indenture;

(28)     Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Guarantor permitted to be incurred in accordance with Section 4.09;

(29)     Liens in favor of the Company or any Guarantor;

(30)     Liens to secure any modification or Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (11), (12), (16), (17), (32) and (37); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof), (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (11), (12), (16), (17), (32) and (37) at the time the original Lien became a Permitted Lien under this Indenture, and (y) an amount necessary to pay any premium (including tender premiums), defeasance costs, underwriting discounts and any reasonable fees, costs and expenses incurred in connection with such modification or Refinancing and (c) any Liens to secure any Refinancing of Indebtedness described under clauses (32) or (38) shall constitute Additional Second Lien Obligations;

(31)     other Liens securing Indebtedness then outstanding and secured pursuant to this clause (31) measured at the time of securing such Indebtedness in an aggregate principal amount not to exceed the greater of (x) $60.0 million and (y) 8.75% of Consolidated Total Assets at the time of incurrence of such Indebtedness and Liens; provided that to the extent any such Indebtedness is secured by Liens on Collateral, such Indebtedness shall have Pari Passu Lien Priority relative to the Notes with respect to such Collateral;

(32)     Liens incurred to secure Additional Second Lien Obligations in respect of any Indebtedness permitted to be incurred under Section 4.09; provided that, with respect to Liens securing Additional Notes or Additional Second Lien Obligations permitted under this clause (32), at the time of incurrence of such Obligations, calculated on a Pro Forma Basis, the Consolidated Secured Debt Ratio would be no greater than 3.5 to 1.0;

(33)     any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(34)     Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(35)     agreements to subordinate any interest of the Company or any of its Restricted Subsidiaries in any accounts receivable or other proceeds arising from inventory consigned by the Company or any of its Restricted Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(36)     Liens in connection with deposits taken by a Restricted Subsidiary that constitutes a regulated bank;

(37)     Liens securing the Notes (other than any Additional Notes) and the related Guarantees;

(38)     Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(39)     the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(40)     security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(41)     Liens granted pursuant to a security agreement between the Company or any of its Restricted Subsidiaries and a licensee of their intellectual property to secure the damages, if any, of such licensee resulting from the rejection by the Company or such Restricted Subsidiary of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Company or such Restricted Subsidiary; provided that such Liens do not cover any assets other than the intellectual property subject to such license; and

(42)     Liens securing any Non-Recourse Debt of any Non-Recourse Subsidiary in respect of such Indebtedness permitted to be incurred pursuant to Section 4.11(b)(xxix).

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (C) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (32) of this definition (giving effect only to the incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (32) of this definition and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” means, with respect to the calculation of any test, financial ratio, basket or covenant under this Indenture, including the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio and the Fixed Charge Coverage Ratio and the calculation of Consolidated EBITDA and Consolidated Total Assets, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any acquisition, merger, amalgamation, Division, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case, that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1)     if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term in excess of 12 months);

(2)     interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Company or any Parent Entity to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(3)     interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate;

(4)     interest on any Indebtedness under a revolving credit facility or a Permitted Receivables Facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5)     to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act and (2) adjustments calculated to give effect to any pro forma cost savings; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be subject to the limitations set forth in clause (j) of the definition of “Consolidated EBITDA” hereunder.

“Public Company” means any Person with a class or series of Voting Stock that is traded on the New York Stock Exchange, the Nasdaq Stock Market or the London Stock Exchange.

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the rules of national securities exchange companies with listed securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of listing of such securities on a national securities exchange.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the Fair Market Value of any such assets or Capital Stock shall be determined in good faith by the Company.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Company or any Parent Entity as a replacement agency for Moody’s or S&P, as the case may be.

“Real Estate” means all of each Grantor’s and each of its Restricted Subsidiaries’ now or hereafter owned or leased estates in real property, including, all fees, leaseholds and future interests, together with all of each Grantor’s and each of its Restricted Subsidiaries’ now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Permitted Receivables Facility.

“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Facility.

“Record Date” for the interest, if any, payable on any applicable Interest Payment Date means January 15 or July 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or Preferred Stock, to modify, amend, supplement, restructure, refinance, extend, renew, refund, repay, prepay, purchase, repurchase, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or Preferred Stock in exchange or replacement for (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, the Company and/or Guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), such Indebtedness, Disqualified Stock or Preferred Stock, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee or the Notes Collateral Agent, any officer of the Trustee or the Notes Collateral Agent within its respective corporate trust departments, as applicable, having direct responsibility for the administration of this Indenture or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject matter.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any real property or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Obligations” means, collectively, (1) the Obligations under the Notes, the Guarantees and this Indenture and (2) each Series of Additional Second Lien Obligations.

“Second Lien Representative” means (1) in the case of any Obligations under this Indenture, the Trustee and (2) any duly authorized representative of any holders of Second Lien Obligations, which representative is named as such in a joinder agreement to the Security Documents.

“Second Lien Secured Parties” means (1) Holders (including the holders of any Additional Notes) of the Notes, (2) the Notes Collateral Agent and (3) the holders from time to time of any Additional Second Lien Obligations and any trustee, authorized representative or agent of the holders of such Additional Second Lien Obligations.

“Second Lien Security Documents” means, collectively, (1) the Security Documents and (2) the security documents and any other agreement, document or instrument pursuant to which a Lien is granted securing Additional Second Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing the Additional Second Lien Obligations.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien (including capital leases and purchase money).

“Secured Parties” means the Second Lien Secured Parties and the First Lien Secured Parties.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Notes Collateral Agent.

“Security Documents” means, collectively, the Security Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, UCC financing statements) applicable to the Collateral, each for the benefit of the Notes Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Indebtedness” means:

(1)     all Indebtedness of the Company or any Guarantor outstanding under the ABL Credit Agreement or Notes and related Guarantees (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Company or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest, fees and expenses is allowed or allowable under applicable Bankruptcy Law in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Company or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)     all Cash Management Obligations and Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the ABL Credit Agreement) or any of its Affiliates (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Cash Management Obligations and Hedging Obligations, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3)     any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4)     all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a)     any obligation of such Person to the Company or any of its Subsidiaries;

(b)     any liability for federal, state, local or other taxes owed or owing by such Person;

(c)     any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)     any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e)     that portion of any Indebtedness that at the time of incurrence is incurred in violation of this Indenture.

“Series” means (a) with respect to the Second Lien Secured Parties, (i) the holders of the Notes and the Notes Collateral Agent and (ii) the holders from time to time of any other Second Lien Obligations represented by a common Second Lien Representative and each Second Lien Representative of such Indebtedness, (b) with respect to any Second Lien Obligations, each of (i) the Obligations under this Indenture and (ii) any other Obligations with respect to other Indebtedness represented by a common Second Lien Representative, which is by its terms intended to be secured equally and ratably with the Notes; provided that the holders of such Indebtedness or their Second Lien Representative shall become party to the Security Documents, (c) with respect to the First Lien Secured Parties, (i) the holders of the Obligations under the ABL Credit Agreement, the Cash Management Obligations and Hedging Obligations secured pursuant thereto, or any other Credit Facilities and (ii) the holders from time to time of any other First Lien Obligations represented by a common ABL Collateral Agent and (d) with respect to any First Lien Obligations, each (i) of the Obligations under the ABL Credit Agreement, the Cash Management Obligations and Hedging Obligations secured pursuant thereto, or any other Credit Facilities and (ii) any other First Lien Obligations with respect to other Indebtedness represented by a common ABL Collateral Agent.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, complementary, incidental or ancillary thereto or is a reasonable extension development or expansion thereof.

“Special Purpose Entity” means a direct or indirect subsidiary of the Company, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from the Company and/or one or more Subsidiaries of the Company.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, unlimited liability company or equivalent entity whether voting or nonvoting, including common stock, Preferred Stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Indebtedness” means, with respect to the Notes,

(1)     any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and

(2)     any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)     any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)     any partnership, joint venture, limited liability company or similar entity of which

(x)     more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)     such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means a Guarantor that is a Subsidiary of the Company.

“Taxes” means all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities (including interest, penalties and additions to tax) with respect thereto imposed by any Governmental Authority.

“Test Period” means, as of any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date for which internal financial statements are available immediately preceding such date of determination.

“Titled Goods” means vehicles and similar items that are (a) subject to certificate-of-title statutes or regulations under which a security interest in such items are perfected by an indication on the certificates of title of such items (in lieu of filing UCC financing statements) or (b) evidenced by certificates of ownership or other registration certificates issued or required to be issued under the laws of any jurisdiction.

“Transactions” has the meaning provided in the Offering Circular under “Summary—Recent Developments—The Transactions.”

“Treasury Rate” means, as obtained by the Company, as of any Redemption Date, the average yield to maturity as of such Redemption Date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 for each Business Day during the most recent week ending at least two Business Days prior to the applicable Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to February 1, 2023; provided, however, that if the period from such Redemption Date to February 1, 2023 is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means Deutsche Bank Trust Company Americas, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UK ABL Borrower” means each Restricted Subsidiary that is a borrower under the ABL Credit Agreement and that is a company incorporated and registered under the laws of England and Wales; all UK ABL Borrowers shall be referred to herein collectively as the “UK ABL Borrowers.”

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the applicable jurisdiction.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)     any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2)     any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that such designation complies with Section 4.07.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly delivering to the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“US ABL Borrower” means the Company and each of its Restricted Subsidiaries that is a borrower under the ABL Credit Agreement and that is an entity that has been organized, incorporated or formed under the laws of a jurisdiction in the United States; all US ABL Borrowers shall be referred to herein collectively as the “US ABL Borrowers.”

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Vehicle” means utility trucks, specialty equipment and similar goods, which are otherwise engaged, used or useful in any business activities of the Company and its Restricted Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of the Company or any of its Restricted Subsidiaries or operated (or to be operated) by the Company or any of its Restricted Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)     the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)     the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying stock and stock issued to foreign nationals to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02.     Other Definitions.

Term	Defined in Section
“ABL Facility”	4.10
“Acceptable Commitment”	4.10
“Action”	12.08
“Advance Offer”	4.10
“Advance Portion”	4.10
“Affiliate Transaction”	4.11
“Applicable Proceeds”	4.10
“Asset Sale Offer”	4.10
“Asset Sale Proceeds Application Period	4.10
“Authentication Order”	2.02
“CERCLA”	12.08
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Excess Proceeds Offer Amount”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Prospective Purchaser	4.03
“Purchase Date”	3.09
“Ratio Debt”	4.09
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.09
“Registrar”	2.03
“Related Person”	12.08
“Restricted Payments”	4.07

Term	Defined in Section
“Retained Declined Proceeds”	4.10
“Reversion Date”	4.16
“Second Commitment”	4.10
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.16
“Suspension Period”	4.16
“Testing Party”	4.17

Section 1.03.     Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04.     Rules of Construction.

Unless the context otherwise requires:

(a)     a term has the meaning assigned to it;

(b)     an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)     “or” is not exclusive;

(d)     words in the singular include the plural, and in the plural include the singular;

(e)     “will” shall be interpreted to express a command;

(f)     provisions apply to successive events and transactions;

(g)     references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)     unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(i)     the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit; and

(j)     unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

Section 1.05.     Acts of Holders.

(a)     Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b)     The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)     The ownership of Notes shall be proved by the Note Register.

(d)     Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)     The Issuer may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)     Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)     Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)     The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Article 2

The Notes

Section 2.01.     Form and Dating; Terms.

(a)     General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 thereof.

(b)     Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c)     Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)     Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Sections 4.09 and 4.12. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(e)     Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02.     Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual or electronic signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar or Paying Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03.     Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. CPH, Intermediate Holdings the Company or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04.     Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders and the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.     Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuer shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06.     Transfer and Exchange.

(a)     Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days or there shall have occurred and be continuing an Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(iii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

(b)     Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)     Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)     All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii)     Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A)     if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or

(B)     if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv)     Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(1)     if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(2)     if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (iv), if the Issuer so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)     Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)     Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A)     if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B)     if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C)     if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D)     if such beneficial interest is being transferred to the Issuer or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(E)     if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)     Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)     Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and if the Registrar receives the following:

(A)     (1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(B)     (2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (iii), if the Issuer so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)     Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)     Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)     Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)     if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B)     if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C)     if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D)     if such Restricted Definitive Note is being transferred to the Issuer or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(E)     if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)     Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1)     if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(2)     if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (ii), if the Issuer so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)     Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)     Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)     Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)     if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B)     if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C)     if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act (other than Rule 144), then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii)     Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)     if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B)     if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (ii), if the Issuer so requests, an opinion of counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)     Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)     [Reserved].

(g)     Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)     Private Placement Legend.

(A)     Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT.

BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”) AND (2) AGREES THAT IT WILL NOT WITHIN [ONE YEAR—FOR NOTES ISSUED PURSUANT TO RULE 144A][40 DAYS—FOR NOTES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S] AFTER THE LATER OF THE DATE OF THE ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH THE ISSUER OR ANY OF ITS RESPECTIVE AFFILIATES OWNED THIS NOTE, OFFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) (I) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (II) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (III) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE), (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (V) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (OTHER THAN RULE 144) (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE FURTHER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE PURSUANT TO SUBCLAUSES (III) TO (V) OF CLAUSE (A) ABOVE, AND THAT, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(B)     Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)     Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)     Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h)     Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)     General Provisions Relating to Transfers and Exchanges.

(i)     To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii)     No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(iii)     Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)     All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)     The Issuer and Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi)     Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent, the Notes Collateral Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, the Notes Collateral Agent or the Issuer shall be affected by notice to the contrary.

(vii)     Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)     At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(ix)     All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x)     The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi)     None of the Trustee, the Notes Collateral Agent nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary, in its capacity as such.

Section 2.07.     Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.     Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 and Section 9.02, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09.     Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10.     Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11.     Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its then applicable procedures (subject to the record retention requirement of the Exchange Act and the Trustee). Certification of the cancellation of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

Section 2.12.     Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.10. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13.     CUSIP Numbers.

The Issuer in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers.

Article 3

Redemption

Section 3.01.     Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least 5 Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 but not more than 60 days before a Redemption Date (except that a notice may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02.     Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, such Notes shall be selected for redemption or repurchase by lot or such other method in accordance with the procedures of DTC. Such Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed or repurchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03.     Notice of Redemption.

The Issuer shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but except as set forth in Section 3.07(f) and (g) not more than 60 days before the purchase or Redemption Date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11. Notices of redemption may be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a)     the Redemption Date;

(b)     the redemption price;

(c)     if any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount of that Note that is to be redeemed or purchased and that, after the applicable Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note in the name of the Holder thereof upon cancellation of the original Note;

(d)     the name and address of the Paying Agent;

(e)     that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)     that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the applicable Redemption Date;

(g)     the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)     that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i)     if in connection with a redemption pursuant to Section 3.07, any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least 5 Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (or such shorter time period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04.     Effect of Notice of Redemption or Purchase.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption or purchase become irrevocably due and payable on the Redemption Date or purchase date, as applicable, at the redemption price or purchase price, as applicable, unless such redemption or purchase is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note. Subject to Section 3.05, on and after the applicable Redemption Date or purchase date, as applicable, interest ceases to accrue on Notes or portions of Notes called for redemption or purchase, unless the Company defaults in the payment of the redemption price or such redemption or purchase is conditioned on the happening of a future event.

Section 3.05.     Deposit of Redemption or Purchase Price.

Prior to 11:00 A.M. (New York City time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid on the redemption or purchase date to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06.     Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be issued in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07.     Optional Redemption.

Except as set forth below, the Company will not be entitled to redeem the Notes at its option prior to February 1, 2023:

(a)     At any time prior to February 1, 2023, the Company may on one or more occasions redeem all or a part of the Notes, upon notice as described in Section 3.03, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption (such applicable date of redemption hereunder, the “Redemption Date”), subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.

(b)     On and after February 1, 2023, the Company may on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in this Section 3.07(b), plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2023	103.000%
2024	101.500%
2025 and thereafter	100.000%

(c)     At any time prior to February 1, 2023, the Company may, at its option, upon notice as described in Section 3.03 on one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 106.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Company; provided that (i) at least 50% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption and (ii) the redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d)     At any time prior to, until February 1, 2023, the Company may, at its option, upon notice as described under Section 3.03 hereof, on one or more occasions redeem up to 10% of the aggregate principal amount of the Notes per annum issued under this Indenture at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date.

(e)     The Notes may be redeemed under the circumstances and in accordance with Section 4.14(d).

(f)     Notice of any redemption of the Notes in connection with a transaction or an event (including an Equity Offering, an incurrence of Indebtedness or a Change of Control) may, at the Company’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, completion or occurrence of the related transaction or event.

(g)     If such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of the Notes eligible under this Indenture to be redeemed.

(h)     Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

(i)     The Issuer and its affiliates may acquire Notes by means other than a redemption, whether by a tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08.     Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09.     Offers to Repurchase by Application of Excess Proceeds.

(a)     In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b)     The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, other Second Lien Obligations (in the case of an Asset Sale of Collateral) or other Senior Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral) (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and other Second Lien Obligations (in the case of an Asset Sale of Collateral) or other Senior Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral) tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)     If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid on the Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)     Upon the commencement of an Asset Sale Offer, the Issuer shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of other Second Lien Obligations (in the case of an Asset Sale of Collateral) or other Senior Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral). The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)     that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

(ii)     the Offer Amount, the purchase price and the Purchase Date;

(iii)     that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)     that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v)     that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in amounts of $2,000 or whole multiples of $1,000 in excess thereof only;

(vi)     that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii)     that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)     that, if the aggregate principal amount of Notes and other Second Lien Obligations (in the case of an Asset Sale of Collateral) or other Senior Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral) surrendered by the holders thereof exceeds the Offer Amount, the Issuer shall select the Notes, such other Second Lien Obligations (in the case of an Asset Sale of Collateral) and other Senior Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral) to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such other Second Lien Obligations (in the case of an Asset Sale of Collateral) or other Senior Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral) tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased; provided that no Notes of $2,000 or less can be purchased in part, except that if all of the Notes of a Holder are to be purchased, the entire outstanding amount of Notes of such Holder, even if not a multiple of $1,000, shall be purchased); and (ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)     On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)     The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

Article 4

Covenants

Section 4.01.     Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 11:00 A.M. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Payments on the Notes will be made without any deduction or withholding for Taxes, except as otherwise required by applicable law.

Section 4.02.     Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03; provided, however, no service of legal process may be made on the Issuer at any office of the Trustee.

Section 4.03.     Reports and Other Information.

(a)     So long as any Notes are outstanding, the Company shall furnish: (1) within 90 days of the end of each fiscal year (or such longer period as may be permitted by the SEC if the Company were then subject to SEC reporting requirements as a non-accelerated filer, including under Rule 12b-25 under the Securities Exchange Act of 1934), annual audited financial statements for such fiscal year and (2) within 45 days of the end of each of the first three fiscal quarters of every fiscal year (or such longer period as may be permitted by the SEC if the Company were then subject to SEC reporting requirements as a non-accelerated filer, including under Rule 12b-25 under the Securities Exchange Act of 1934), unaudited financial statements for the interim period as of, and for the period ending on, the end of such fiscal quarter; in each case, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosures with respect to the periods presented and, with respect to the annual information only, a report on the annual financial statements by the Company’s Independent Registered Public Accounting Firm (all of the foregoing financial information to be prepared (i) on a basis substantially consistent with and subject to exceptions substantially consistent with, the corresponding financial information included in the Offering Circular or (ii) on a basis substantially consistent with the then applicable SEC requirements); and information substantially similar to the information that would be required to be included in a current report on Form 8-K filed with the SEC by the Company (if the Company were required to prepare and file such form) pursuant to Sections 1, 2 and 4, Items 5.01, 5.02 (other than compensation information) and 5.03(b) of such form, within 15 days after the date of filing that would have been required for a current report on Form 8-K; provided, however, that no report shall be required to include (1) any exhibits or (2) a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Company (or any of its Subsidiaries) and any director, manager or executive officer of the Company (or any of its Subsidiaries); provided, however, that (1) in no event shall such reports be required to contain separate financial statements for Guarantors or Subsidiaries the shares of which are pledged to secure the Notes or any Guarantee that would be required under (a) Section 3-09 of Regulation S-X to the extent that the Company determines in its good faith judgment that such information would not be material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, (b) Section 3-10 of Regulation S-X or (c) Section 3-16 of Regulation S-X, (2) in no event shall such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (3) in no event shall the Company be required to furnish any information consisting of trade secrets and other proprietary information and (4) no information required to be furnished pursuant to this Section 4.03(a) will be required to include any segment reporting.

(b)     The Company will (1) distribute such reports and information electronically to the Trustee (such delivery obligation satisfied by the filing of reports with the SEC) and (2) make available such reports and information to any Holder, any bona fide prospective purchaser of the Notes (a “Prospective Purchaser”), any bona fide security analyst or any bona fide market maker by posting such reports and information on Intralinks or any comparable password protected online data system or on a public website; provided that the Company shall only be required to make readily available any password or other login information to any such Holder, Prospective Purchaser, security analyst or market maker; provided, further that such Holders, Prospective Purchasers, security analysts and market makers shall agree to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(c)     In addition, to the extent not satisfied by the foregoing, the Company shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)     Notwithstanding the foregoing, the financial statements, information and other documents required to be provided as described above, may be those of the Company or any Parent Entity rather than those of the Company; provided that to the extent the Parent Entity has material assets or operations other than through the Company and its Restricted Subsidiaries, the same is accompanied by consolidating information, that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

(e)     The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the information and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(f)     The Company will be deemed to have furnished the reports referred to in Section 4.03(a) if the Company or any Parent Entity has filed reports containing such information with the SEC.

(g)     Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of Section 6.01(a)(iii) until 180 days after the date any report under this Section 4.03 is due. To the extent any information is not provided within the time periods specified in this covenant and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Section 4.04.     Compliance Certificate.

(a)     The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer are taking or propose to take with respect thereto).

(b)     When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall promptly (which shall be no more than thirty (30) days) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer propose to take with respect thereto.

Section 4.05.     Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06.     Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.     Limitation on Restricted Payments.

(a)     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend, payment or distribution payable in connection with any merger or consolidation other than:

(i) dividends, payments or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests; or

(ii) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any Parent Entity, including in connection with any merger or consolidation, in each case held by a Person other than the Company or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a)      Indebtedness permitted under clauses (vii) and (viii) of Section 4.09(b); or

(b)      the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment;

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)     no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)     immediately after giving effect to such transaction on a Pro Forma Basis, the Company could incur $1.00 of additional Indebtedness as Ratio Debt; and

(3)     such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i) and (viii) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b), is less than the sum of (without duplication):

(a)     the sum of (i) $20.0 million and (ii) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on February 1, 2021 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)     100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company and its Restricted Subsidiaries since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (xii)(a) of Section 4.09(b) from the issue or sale of:

(i)     (A) Equity Interests of the Company or any Parent Entity (to the extent the proceeds of the sale of Equity Interests of a Parent Entity are actually contributed to the Company), but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(x)     Equity Interests to any future, present or former employees, directors, managers, service providers or consultants of the Company, its Restricted Subsidiaries or any Parent Entity after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (ii) or (iv) of Section 4.07(b); and

(y)     Designated Preferred Stock; and

(B)     to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of the Parent Entities other than to the extent such amounts have been applied to Restricted Payments made in accordance with clauses (ii) or (iv) of Section 4.07(b); or

(ii) Indebtedness of the Company or any of its Restricted Subsidiaries that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock) of the Company or a Parent Entity;

provided, however, that this clause (b) shall not include the proceeds from, (X) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock or (Z) Excluded Contributions; plus

(c)     100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Company, or that becomes part of the capital of the Company through consolidation or merger, following the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (xii)(a) of Section 4.09(b), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus

(d)     100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by the Company by means of:

(i)     the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect thereof, such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Company or its Restricted Subsidiaries, in each case after the Issue Date (other than in each case to the extent such Restricted Investment was made pursuant to Section 4.07(b)(x)); or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment or was made pursuant to Section 4.07(b)(x)) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e)     in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent such Investment constituted a Permitted Investment.

(b)     The foregoing provisions of Section 4.07(a) shall not prohibit:

(i)     the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if, at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Indenture;

(ii)      the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests of the Company for purposes of Section 4.07(a)(3)(b)(i);

(iii)     the prepayment, redemption, defeasance, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of the Company or a Guarantor made in exchange for, or out of the proceeds of a sale made within 120 days of incurrence of, new Indebtedness of the Company or a Guarantor or (ii) Disqualified Stock of the Company or a Guarantor made in exchange for, or out of the proceeds of a sale made within 120 days of incurrence of, Disqualified Stock of the Company or a Guarantor, that, in each case is incurred in compliance with Section 4.09 so long as:

(A)     the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired for value or exchanged, plus the amount of any premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock and such prepayment, redemption, defeasance, repurchase, acquisition, retirement or exchange;

(B)     such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so prepaid, redeemed, defeased, repurchased, acquired, retired for value or exchanged;

(C)     such new Indebtedness or Disqualified Stock has a final scheduled maturity date or mandatory redemption date, as applicable, equal to or later than the final scheduled maturity date or mandatory redemption date of the Subordinated Indebtedness or Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired for value or exchanged; and

(D)     such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired or exchanged;

(iv)     a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any Parent Entity held by any future, present or former employee, director, manager, service provider or consultant (or their respective Controlled Investment Affiliates) of the Company, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement or any equity subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Company, any of its Subsidiaries or any Parent Entity in connection with the Transactions; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years up to a maximum of $20.0 million in the aggregate in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A)     the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors, managers, service providers or consultants (or their respective Controlled Investment Affiliates or immediate family members) of the Company, any of its Subsidiaries or any Parent Entity that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a)); plus

(B)     the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(C)     the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided further that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any future, present or former employees, directors, managers, service providers or consultants (or their respective Controlled Investment Affiliates) of the Company, any of its Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Equity Interests of the Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(v)     the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any of its Restricted Subsidiaries, in each case issued in accordance with Section 4.09 to the extent such dividends are included in the definition of “Fixed Charges”;

(vi)     (A)     the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date; or

(B)     the declaration and payment of dividends to a Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Company or a Restricted Subsidiary from the sale of such Designated Preferred Stock;

provided, however, in the case of clause (A) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii)     payments made or expected to be made by the Company or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable in connection with the exercise or vesting of Equity Interests or any other equity award by any future, present or former employee, director, manager, service provider or consultant (or their respective Controlled Investment Affiliates) of the Company, any of its Restricted Subsidiaries or any Parent Entity and repurchases or withholdings in respect of Equity Interests of such entities in connection with the exercise of any stock or other equity options or warrants or the vesting of equity awards if such Equity Interests represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or warrants or other Equity Interests or equity awards;

(viii)     the declaration and payment of dividends on the Company’s common equity (or the payment of dividends to any Parent Entity to fund a payment of dividends on such entity’s common equity), of an amount not to exceed the sum of (x) up to 6.0% per annum of the net cash proceeds received by or contributed to the Company in or from any public offering of the Company’s common equity or the Common Stock of any Parent Entity after the Issue Date, other than public offerings with respect to the Company’s common equity registered on Form S-8 (or comparable form) and other than any public sale constituting an Excluded Contribution and (y) an aggregate amount per annum not to exceed 6.0% of Market Capitalization;

(ix)     Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions received since the Issue Date;

(x)     other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) not to exceed $30.0 million; provided that if this clause (x) is utilized to make a Restricted Investment, the amount counted against the basket shall be the amount of such Restricted Investment at any time outstanding (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(xi)     the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under Section 4.10 and Section 4.14; provided that at or prior to such repurchase, redemption, defeasance, acquisition or retirement, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, defeased, acquired or retired for value;

(xii)     the declaration and payment of dividends or distributions by the Company to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity to pay or cause to be paid, in each case without duplication,

(A)     franchise and excise Taxes and other fees, Taxes and expenses required to maintain their (or any of their direct or indirect parents’) corporate or legal existence;

(B)     for any taxable period for which the Company and/or any of its Subsidiaries are members of or otherwise included in a consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local or foreign income or similar tax purposes of which a Parent Entity is the common parent (a “Tax Group”), the portion of any U.S. federal, state, local or foreign income or similar Taxes (as applicable), of such Tax Group for such taxable period that are attributable to the Company and/or its Subsidiaries; provided that payments made pursuant to this clause (B) shall not exceed the amount of liability that the Company and/or its Subsidiaries (as applicable) would have incurred were such taxes determined as if any such entity were a stand-alone taxpayer or a stand-alone group; provided, further, that payments under this clause (B) in respect of any Taxes attributable to the income of any Unrestricted Subsidiaries may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to the Company or its Restricted Subsidiaries;

(C)     customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, service providers and consultants of any Parent Entity to the extent such salaries, bonuses, other benefits and indemnities are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s or its Restricted Subsidiaries’ proportionate share of such amount relating to such Parent Entity being a Public Company;

(D)     general corporate or other operating (including, without limitation, expenses related to the maintenance of corporate or other existence and auditing or other accounting matters) and overhead costs and expenses of any Parent Entity to the extent such costs and expenses are attributable to the ownership or operation of any Parent Entity, the Company and its Restricted Subsidiaries, including the Company’s or its Restricted Subsidiaries’ proportionate share of such amount relating to such Parent Entity being a Public Company;

(E)     amounts required for any Parent Entity to pay fees and expenses incurred by any Parent Entity (x) related to transactions for the benefit of the Company of the type described in clause (xi) of the definition of “Consolidated Net Income” or (y) in connection with any equity or debt offering (whether or not successful) of such Parent Entity;

(F)     amounts that would otherwise be permitted to be paid directly by the Company pursuant to Section 4.11 (except transactions described in clause (b) of Section 4.11(b)); and

(G)     cash payments in lieu of issuing fractional shares of Equity Interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for such Equity Interests of the Company or any Parent Entity;

(xiii)     the repurchase, redemption, or other acquisition for value of Equity Interests of the Company or any of its Restricted Subsidiaries deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a stock dividend, distribution, stock split, reverse stock split, merger, consolidation, amalgamation, Division or other business combination of the Company or a Restricted Subsidiary, in each case, permitted under this Indenture;

(xiv)     the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or any of its Restricted Subsidiaries, by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xv)     any Restricted Payment; provided that on a Pro Forma Basis after giving effect to such Restricted Payment, the Consolidated Total Debt Ratio would be equal to or less than 3.00 to 1.00;

(xvi)     distributions or payments of Receivables Fees;

(xvii)     any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; and

(xviii)     payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 5.01;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (x) and (xv) of this Section 4.07(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xviii) above or is entitled to be made pursuant to Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) between such clauses (i) through (xviii) and Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant. The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to the Restricted Payment.

(c)     The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, whether pursuant to this Section 4.07 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary and will not guarantee the Notes.

Section 4.08.     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)     The Company shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors, to create or otherwise cause or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not a Guarantor to:

(i)      pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii)     make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii)     sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)     The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i)     contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the ABL Credit Agreement and the related documentation and related Hedging Obligations and the related documentation;

(ii)     this Indenture, the Notes and the Guarantees;

(iii)     Purchase Money Obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature described in clause (iii) of Section 4.08(a) on the property so acquired;

(iv)     applicable law or any applicable rule, regulation or order;

(v)     any agreement or other instrument of a Person, or relating to Indebtedness or capital stock of a Person, which Person is acquired by or merged, consolidated or amalgamated with or into the Company or any of its Restricted Subsidiaries, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation, in existence at the time of such acquisition or at the time it merges, consolidates or amalgamates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(vi)     contracts for the sale or disposition of assets, including customary restrictions with respect to a Subsidiary of the Company or any of its Restricted Subsidiaries pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii)     Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii)     restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)     other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09;

(x)     customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(xi)     customary provisions contained in leases, subleases, licenses, sublicenses or similar agreements, including with respect to intellectual property and other agreements;

(xii)     restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiii)     any encumbrance or restriction with respect to a Subsidiary which was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(xiv)     other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09; provided that, in the good faith judgment of the Company, such incurrence will not materially impair the Company’s ability to make payments under the Notes when due;

(xv)     restrictions contained in any documentation relating to any Permitted Receivables Facility, and

(xvi)     any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xv) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or Refinancing.

(c)     For purposes of determining compliance with this Section 4.08, the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Capital Stock and the subordination of loans and advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09.     Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)     The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, issue, assume, guarantee or otherwise become liable (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period (such Indebtedness, Disqualified Stock or Preferred Stock, “Ratio Debt”); provided, further, that the amount of Ratio Debt that may be incurred pursuant to the foregoing, together with any amounts incurred and outstanding under clause (xiii) of Section 4.09(b) to refinance such Indebtedness by Restricted Subsidiaries that are not Guarantors, shall not at any one time outstanding exceed $30.0 million.

(b)     The provisions of Section 4.09(a) shall not apply to:

(i)     the incurrence of Indebtedness under the Credit Facilities by the Company and its Restricted Subsidiaries and the issuance and creation of letters of credit, indemnities, guarantees, exposure transmittal memoranda, bankers’ acceptances and similar forms of credit support issued or created thereunder (with letters of credit, indemnities, guarantees, exposure transmittal memoranda, bankers’ acceptances and similar forms of credit support being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at any one time not to exceed the greater of $ 200.0 million and the amount equal to the Borrowing Base at the time additional commitments under the Credit Facilities are entered into;

(ii)     the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (including any Guarantee thereof, but excluding Indebtedness represented by Additional Notes, if any, or guarantees with respect thereto);

(iii)     Existing Indebtedness (other than Indebtedness described in clauses (i) and (ii) of this Section 4.09(b));

(iv)     Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease, construction, installation, replacement, repair or improvement of property (real or personal), equipment or any other asset that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (iv), and all Refinancing Indebtedness incurred to Refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (iv), does not at any one time outstanding exceed the greater of (x) $35.0 million and (y) 5.0% of Consolidated Total Assets at the time of any incurrence pursuant to this clause (iv);

(v)     Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities entered into, or relating to obligations or liabilities incurred, in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi)     Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(vii)     Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business (and not in connection with the borrowing of money), is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii)     Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business (and not in connection with the borrowing of money), such Indebtedness is expressly subordinated in right of payment to the Notes or the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary to which such Indebtedness is owed ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (viii);

(ix)     shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock or Disqualified Stock, as applicable, not permitted by this clause (ix);

(x)     Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(xi)     obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees, customs, VAT or other tax guarantees and similar obligations provided by the Company or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(xii)      Indebtedness, Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company or any Parent Entity (to the extent the net cash proceeds are contributed to the Company) (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or proceeds of Designated Preferred Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of Section 4.07(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii)(B) together with the amount of Refinancing Indebtedness in respect thereof incurred pursuant to clause (xiii), does not at any one time outstanding exceed the greater of (x) $60.0 million and (y) 8.75% of Consolidated Total Assets at the time of any incurrence pursuant to this clause (xii)(B) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xii) shall cease to be deemed incurred or outstanding for purposes of this clause (xii) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (xii));

(xiii)     the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or Preferred Stock which serves to Refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 4.09(a) and clauses (ii), (iii), (iv) and (xii)(A) of this Section 4.09(b), this clause (xiii), clauses (xiv), (xix) and (xxix) below, and subclause (y) of clauses (xii)(B) and (xxviii) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so Refinance such Indebtedness, Disqualified Stock or Preferred Stock, including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued and unpaid interest and dividends and premiums (including tender premiums), defeasance costs and fees and expenses in connection with such Refinancing (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)     has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced,

(B)     to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being Refinanced or Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C)     shall not include:

(1)     Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company;

(2)     Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(3)     shall not include Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and provided further that subclause (A) of this clause (xiii) will not apply to any Refinancing of any First Lien Obligations outstanding;

(xiv)     Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or a Restricted Subsidiary or merged into, amalgamated with or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that after giving Pro Forma effect to such acquisition, merger, amalgamation or consolidation, either (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness as Ratio Debt or (b) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(xv)     Cash Management Obligations and Indebtedness in respect of cash management and related activities, including netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections, other bank products and similar arrangements and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvi)     Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(xvii)      any guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture, or any co-issuance by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries permitted under the terms of this Indenture;

(xviii)     Indebtedness of any Restricted Subsidiary that is not a Guarantor; provided that the aggregate principal amount of such Indebtedness incurred pursuant to this clause (xviii) together with the amount of Refinancing Indebtedness in respect thereof incurred pursuant to clause (xiii) shall not exceed at any one time outstanding the greater of (x) $30.0 million and (y) 4.5% of Consolidated Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (xviii) shall cease to be deemed incurred or outstanding for purposes of this clause (xviii) but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness under Section 4.09(a) without reliance on this clause (xviii));

(xix)     Indebtedness, Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries incurred to finance or assumed in connection with an acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets in a principal amount not to exceed the greater of (x) $30.0 million and (y) 4.5% of Consolidated Total Assets in the aggregate at any one time outstanding, together with all other outstanding Indebtedness, Disqualified Stock and Preferred Stock issued under this clause (xix) and any outstanding Indebtedness under clause (xiii) incurred to Refinance Indebtedness initially incurred in reliance on this clause (xix) (it being understood that any Indebtedness, Disqualified Stock and/or Preferred Stock incurred pursuant to this clause (xix) shall cease to be deemed incurred or outstanding for purposes of this clause (xix) but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (xix);

(xx)     Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(xxi)     Indebtedness consisting of Indebtedness issued by the Company or any of its Restricted Subsidiaries to future, current or former officers, directors, employees, managers, service providers or consultants thereof (or their respective Controlled Investment Affiliates) of the Company, any of its Restricted Subsidiaries or any Parent Entity, in each case to finance the purchase or redemption of Equity Interests of the Company, a Restricted Subsidiary or any Parent Entity to the extent described in clause (4) of Section 4.07(b);

(xxii)     Indebtedness of a Receivables Subsidiary under a Permitted Receivables Facility;

(xxiii)     customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxiv)     Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(xxv)     Indebtedness arising from the taking of deposits by a Restricted Subsidiary that constitutes a regulated bank;

(xxvi)     Indebtedness attributable to (but not incurred to finance) the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to the Transactions or any other acquisition (by merger, consolidation, Division or amalgamation or otherwise) in accordance with the terms of this Indenture;

(xxvii)     Indebtedness representing deferred compensation to employees of any Parent Entity, the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(xxviii)     Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the Transactions, any Permitted Investment or any acquisition (by merger, consolidation, Division or amalgamation or otherwise) permitted under this Indenture;

(xxix)     Non-Recourse Debt of any Non-Recourse Subsidiary; provided that the aggregate amount of Indebtedness outstanding under this clause (xxix) together with the amount of Refinancing Indebtedness in respect thereof incurred pursuant to clause (xiii) shall not exceed the greater of (x) $20.0 million and (y) 3.0% of Consolidated Total Assets in the aggregate at the time of incurrence; and

(xxx)     all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxix) of this Section 4.09(b).

(c)     For purposes of determining compliance with this Section 4.09:

(i)     in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxx) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Company, in its sole discretion, will allocate, classify and may later reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or portion thereof) in one of the above clauses of Section 4.09(a) or 4.09(b); provided that all Indebtedness outstanding under the ABL Credit Agreement on the Issue Date shall be treated as incurred on the Issue Date under clause (i) of Section 4.09(b);

(ii)     at the time of incurrence, the Company shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b); and

(iii)     the principal amount of Indebtedness outstanding under any clause of this covenant shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (i), (iv) and (xii) of Section 4.09(b) shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest and dividends and premiums (including tender premiums), defeasance costs and fees and expenses incurred in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of fees, defeasance costs, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such Refinancing.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

Notwithstanding anything to the contrary, the Company shall not, and shall not permit any Subsidiary Guarantor to incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

For the purposes of this Indenture, Indebtedness that is unsecured shall not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness shall not deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 4.10.     Asset Sales.

(a)     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)     the Company or a Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii)     except in the case of a Permitted Asset Swap, at least 75% of the consideration from such Asset Sale received by the Company or a Restricted Subsidiary is in the form of cash or Cash Equivalents.

(b)     Within 455 days after the Company’s or any of its Restricted Subsidiaries’ receipt of any Net Proceeds of any Asset Sale (the “Asset Sale Proceeds Application Period”), the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds (“Applicable Proceeds”) from such Asset Sale:

(i)     to the extent such Net Proceeds are from an Asset Sale of Collateral, to repay either (i) the First Lien Obligations, (ii) Obligations under the Notes or (iii) Second Lien Obligations (other than the Notes); provided that if the Company or any of its Restricted Subsidiaries shall so repay any Second Lien Obligations other than the Notes, the Company will either reduce Obligations under the Notes on a pro rata basis by, at its option, redeeming the Notes as described under Section 3.07 or purchasing Notes through open-market purchases, at a price equal to or higher than 100% of the principal amount thereof, or making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other Second Lien Obligations for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;

(ii)     if the assets that are the subject of such Asset Sale do not constitute Collateral, to repay either (i) the First Lien Obligations, (ii) Obligations under the Notes or (iii) Obligations under any other Senior Indebtedness; provided that if the Company or any of its Restricted Subsidiaries shall so repay any Senior Indebtedness other than the Notes, the Company will either reduce Obligations under the Notes on a pro rata basis by, at its option, redeeming Notes as described under Section 3.07 or purchasing Notes through open-market purchases, at a price equal to or higher than 100% of the principal amount thereof, or making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other Senior Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;

(iii)     if the Net Proceeds are received by a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(iv)     to make an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, capital expenditures or acquisitions of other property or assets (other than Capital Stock), in the case of each of clauses (A), (B) and (C), either (x) that are used or useful in a Similar Business or (y) that replace the businesses, properties and/or assets that are the subject of such Asset Sale;

(v)     to make an Investment in Additional Assets; or

(vi)     any combination of the foregoing; provided that, in the case of clause (iv) or (v) above, a binding commitment to consummate any such investment described in such clauses shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds to the extent the Asset Sale Proceeds Application Period has expired unless the Company or such Restricted Subsidiary enters into another Acceptable Commitment within 180 days of such cancellation or termination (a “Second Commitment”); provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds to the extent the Asset Sale Proceeds Application has expired.

(c)     Notwithstanding the foregoing, to the extent a distribution of any or all of the Applicable Proceeds of any Asset Sales by a Restricted Subsidiary to the Company or another Restricted Subsidiary (x) is prohibited or delayed by applicable local law, restricted by applicable organizational documents of a non-Wholly-Owned Subsidiary or any agreement which existed on the date such Restricted Subsidiary became a Subsidiary and was not created in contemplation thereof or (y) would have a material adverse Tax consequence, as reasonably determined by the Company, the portion of such Applicable Proceeds so affected will not be required to be applied in compliance with this covenant; provided that if at any time within one year following the date on which such affected Applicable Proceeds would otherwise have been required to be applied pursuant to this covenant, distribution of any of such affected Applicable Proceeds is no longer prohibited or delayed by applicable local law, restricted by such applicable organizational document or agreement (and is not expected to have any material adverse Tax consequence), an amount equal to such amount of Applicable Proceeds so permitted to be repatriated will be promptly applied (net of any Taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated, whether or not they are repatriated) in compliance with this covenant. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require the Company or any of its Restricted Subsidiaries to repatriate cash or to apply any Net Proceeds described in clause (x) above in compliance with this covenant in the event that such repatriation is not permitted under applicable local law, or such applicable organizational documents or agreements within one year following the date on which the respective payment would otherwise have been required.

(d)     Pending the final application of any such amount of Applicable Proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Applicable Proceeds in any manner not prohibited by this Indenture. Any Applicable Proceeds that are not applied or invested as provided Section 4.10(b) (but excluding for the avoidance of doubt any such proceeds not required to be applied or invested as a result of Section 4.10(c)) will constitute “Excess Proceeds”; provided that any amount of proceeds offered to holders in accordance with clause (i) or (ii) of this Section 4.10(b) at a price at or above par or pursuant to an Asset Sale Offer (as defined below) made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the holders.

(e)     When the aggregate amount of Excess Proceeds exceeds the greater of $25.0 million and 4.0% of Consolidated Total Assets (the “Excess Proceeds Offer Amount”), the Company shall make an offer to all Holders and, if required or permitted by the terms of other Second Lien Obligations (in the case of an Asset Sale of Collateral) or other Senior Indebtedness (in the case of an Asset Sale of assets that do not constitute Collateral), to the holders of such other Second Lien Obligations or Senior Indebtedness, as applicable (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such other Second Lien Obligations or Senior Indebtedness (solely with respect to such other Second Lien Obligations or Senior Indebtedness, the accreted value thereof, if not inconsistent with the definitive documents governing such Obligations or Indebtedness), with respect to the Notes only, that is equal to $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price, with respect to the Notes only, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the other documents governing the other Second Lien Obligations or Senior Indebtedness, as the case may be. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed the Excess Proceeds Offer Amount by transmitting electronically or by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to any Net Proceeds (the “Advance Portion”) prior to the expiration of the Asset Sale Proceeds Application Period with respect to all or a part of the available Net Proceeds in advance of being required to do so by this Indenture (the “Advance Offer”).

(f)     To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such other Second Lien Obligations or Senior Indebtedness, as applicable, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (such amount, “Retained Declined Proceeds”) (or, in the case of an Advance Offer, the Advance Portion) in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or the other Second Lien Obligations or Senior Indebtedness, as applicable, surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Trustee shall select the Notes and the Company or the representative of such other Second Lien Obligations or Senior Indebtedness shall select such other Second Lien Obligations or Senior Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes or such other Second Lien Obligations or Senior Indebtedness, as applicable, tendered; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero, and in the case of an Advance Offer, the amount of Net Proceeds the Company is offering to apply in such Advance Offer shall be excluded in subsequent calculations of Excess Proceeds.

(g)     [Reserved].

(h)     For purposes of this Section 4.10 (and no other provision), the amount of the following shall be deemed to be cash or Cash Equivalents:

(i)     any liabilities (as reflected on the Company’s most recent consolidated balance sheet or in the notes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any of its Restricted Subsidiaries, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Company and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)     any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(iii)     any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 4.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(i)     The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If the notice is sent in a manner herein provided and any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue of such compliance.

Section 4.11.     Transactions with Affiliates.

(a)     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $15.0 million, unless:

(i)     such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii)     the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a resolution adopted by a majority of the Board approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 4.11.

(b)     The provisions of Section 4.11(a) shall not apply to the following:

(i)      transactions between or among the Company and a Restricted Subsidiary or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction and any merger, amalgamation or consolidation of the Company into any Parent Entity; provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Indenture;

(ii)     Restricted Payments permitted by Section 4.07 (other than pursuant to clause (xii)(F) of Section 4.07(b)) and the definition of “Permitted Investments”;

(iii)     the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees, service providers or consultants (or their respective Controlled Investment Affiliates) of the Company, any of its Restricted Subsidiaries or any Parent Entity;

(iv)     transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(v)     any agreement or arrangement as in effect or contemplated as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date);

(vi)     the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable stockholder agreement or the equivalent thereof as in effect on the Issue Date;

(vii)     the Transactions and the payment of all fees and expenses related to the Transactions, in each case, as contemplated in the Offering Circular;

(viii)     transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business , which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix)     the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Company and the granting and performing of reasonable and customary registration rights;

(x)     transactions in connection with a Permitted Receivables Facility;

(xi)     payments by the Company or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures which payments are approved by a majority of the Board in good faith;

(xii)     payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, directors, managers, service providers or consultants (or their respective Controlled Investment Affiliates) of the Company, any of its Restricted Subsidiaries or any Parent Entity and employment agreements, stock option plans and other similar arrangements with such employees, directors, managers, service providers or consultants which, in each case, are approved by the Company in good faith;

(xiii)     investments by any of the Investors in securities of the Company or any of its Restricted Subsidiaries (and any payment of out-of-pocket expenses incurred by such Investors in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms;

(xiv)     transactions with a Person that is an Affiliate of the Company solely because the Company or any of its Restricted Subsidiaries owns any Equity Interest in, or controls, such Person;

(xv)     to the extent not prohibited under clause (xii)(A) or (xii)(B) of Section 4.07(b), payments by the Company (and any Parent Entity) and its Subsidiaries pursuant to Tax sharing agreements among the Company (and any Parent Entity) and its Restricted Subsidiaries;

(xvi)     any lease entered into between the Company or any of its Restricted Subsidiaries, as lessee and any Affiliate of the Company, as lessor, in the ordinary course of business;

(xvii)     intellectual property licenses in the ordinary course of business;

(xviii)     transactions between the Company or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Company or any Parent Entity; provided, however, that such director abstains from voting as a director of the Company or such Parent Entity, as the case may be, on any matter including such other Person;

(xix)     pledges of Equity Interests of Unrestricted Subsidiaries; and

(xx)     transactions with joint ventures entered into in the ordinary course of business (including any cash management activities related thereto).

Section 4.12.     Liens.

The Company shall not, and shall not permit any Subsidiary Guarantor to create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures obligations under any Indebtedness or any related Guarantee on any asset or property of the Company or any Subsidiary Guarantor, unless:

(1) in the case of Subject Liens on any Collateral, (i) such Subject Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Guarantees or (ii) such Subject Lien is a Permitted Lien; and

(2) in the case of any Subject Lien on any asset or property that is not Collateral, (i) the Notes (or a Guarantee in the case of Liens on assets of a Subsidiary Guarantor) are equally and ratably secured, with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the obligations secured by such Subject Lien until such time as such obligations are no longer secured by a Lien or (ii) such Subject Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders pursuant to this Section 4.12 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to secure the Notes and the Guarantees.

Section 4.13.     Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.14.     Offer to Repurchase Upon Change of Control.

If a Change of Control occurs after the Issue Date, unless the Company has prior to or concurrently with the time the Company is required to make a Change of Control Offer (as defined below), delivered electronically or mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Section 11.01, the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company shall send notice of such Change of Control Offer by electronic delivery or first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(i)     that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(ii)     the purchase price and the purchase date, which will be no earlier than 10 Business Days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(iii)     that any Note not properly tendered will remain outstanding and continue to accrue interest;

(iv)     that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(v)     that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)     that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the Paying Agent receives, not later than the expiration time of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(vii)     that if the Issuer is purchasing less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof);

(viii)     if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(ix)     the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

While the Notes are in global form and the Company makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14 or the provisions of Section 3.07 or 11.01, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 or the provisions of Sections 3.07 or 11.01 by virtue thereof.

(a)     On the Change of Control Payment Date, the Company shall, to the extent permitted by law,

(i)     accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer, and

(ii)     deposit by 11:00 A.M. (New York City time) on the Change of Control Payment Date with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered.

(b)     The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)     The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d)     At any time, in connection with any offer to purchase the Notes pursuant to a Change of Control Offer or Asset Sale Offer, if Holders of at least 90% in aggregate principal amount of the Notes outstanding tender such Notes in such offer, the Company or such other Person, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such offer, may redeem all of the remaining Notes of such Series at a price equal to the price offered to each Holder in such prior offer, plus, to the extent not included in the prior offer payment, accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the date of redemption, subject to the rights of Holders of Notes on a relevant Record Date to receive interest due on an Interest Payment Date occurring on or prior to such Redemption Date. In determining whether the Holders of at least 90% in aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn Notes in an offer, Notes owned by an Affiliate of the Company or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such offer.

(e)     Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

Section 4.15.     Additional Guarantees.

The Company will not permit any of its Domestic Subsidiaries that is a Wholly-Owned Subsidiary (and any Domestic Subsidiary that is a non-Wholly-Owned Subsidiary if such non-Wholly-Owned Subsidiary guarantees other capital markets debt securities of the Company or a Guarantor), other than the Subsidiary Guarantors, a Receivables Subsidiary or an Excluded Subsidiary, to guarantee the payment in excess of the greater of $25.0 million and 4.0% of the Consolidated Total Assets of (i) Indebtedness under any Credit Facility or (ii) capital markets Indebtedness of the Company or any Guarantor (the Indebtedness in clauses (i) and (ii), collectively “Specified Indebtedness”), unless such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D, providing for a Guarantee by such Restricted Subsidiary and joinders to the Security Documents or new Security Documents together with any other filings and agreements required by the Security Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor if:

(a)     the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b)     such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Section 4.16.     Discharge and Suspension of Covenants.

(a)     If on any date after the Issue Date, the Notes have an Investment Grade Rating from two of the Rating Agencies and no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that date and continuing until the Reversion Date (as defined herein), Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15 and clause (iv) of Section 5.01(a) (collectively, the “Suspended Covenants”) shall no longer be applicable to the Notes.

(b)     In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time (such period, the “Suspension Period”) as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. Upon the occurrence of a Covenant Suspension Event (the date of such occurrence, the “Suspension Date”), the amount of Excess Proceeds from any Asset Sale shall be reset at zero.

(c)     In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that with respect to Restricted Payments made on or after any such Reversion Date, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, but not during the Suspension Period, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (iii) of Section 4.09(b), no Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period, any Affiliate Transaction entered into on or after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (v) of Section 4.11(b) and any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (i) through (iii) of Section 4.08(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(a).

(d)     Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Company or any of its Restricted Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period, as a result of any action taken or event that occurred during the Suspension Period), and following a Reversion Date, the Company and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(e)     The Company shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16. The Trustee will have no obligation to monitor the ratings of the Notes, independently determine or verify if a Suspension Period has begun or ended, make any determination regarding the impact of actions taken during the Suspension Period on the Issuer’s future compliance with its covenants or inform the Holders of the occurrence of the commencement of a Suspension Period or Reversion Date. The Company will provide the Trustee with written notification upon the occurrence of a Suspension Date or a Reversion Date.

Section 4.17.     Measuring Compliance.

(a)     With respect to any (x) Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction and (y) repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, in each case for purposes of determining:

(i)     whether any Indebtedness that is being incurred or Disqualified Stock or Preferred Stock being issued in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred in compliance with Section 4.09;

(ii)     whether any Lien being incurred in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction, or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock or to secure any such Indebtedness is permitted to be incurred in accordance with Section 4.12;

(iii)     whether any other transaction undertaken or proposed to be undertaken in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction, or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock complies with the covenants or agreements contained in this Indenture or the Notes;

(iv)     any calculation of the ratios, baskets or financial metrics, including Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Consolidated Total Assets and/or pro forma cost savings and, whether a Default or Event of Default exists in connection with the foregoing; and

(v)     whether any condition precedent to the incurrence of Indebtedness or Liens, or issuance of Disqualified Stock or Preferred Stock, in each case that is being incurred in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is satisfied;

at the option of the Company, any of its Restricted Subsidiaries, any Parent Entity, any successor entity of any of the foregoing or a third party (the “Testing Party”), the date of declaration of such Restricted Payment, the date that the definitive agreement for such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction is entered into, the date a public announcement of such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction or the date of such notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is given to the holders of such Indebtedness, Disqualified Stock or Preferred Stock (any such date, the “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated EBITDA.”

(b)     For the avoidance of doubt, if the Testing Party elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, any fluctuation or change in the Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Net Income, Consolidated EBITDA, Consolidated Total Assets and/or pro forma cost savings of the Company from the Transaction Agreement Date to the date of consummation of such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction, or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction, or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred or in connection with compliance by the Company or any of its Restricted Subsidiaries with any other provision of this Indenture or the Notes, whether any other transaction undertaken in connection with such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction, or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred, if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable Transaction Agreement Date for purposes of such baskets, ratios and financial metrics, until such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction, or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is consummated or such definitive agreements are terminated, such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness, issuance of Disqualified Stock or Preferred Stock and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness, issuance of Disqualified Stock or Preferred Stock and Liens unrelated to such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction, or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock) that are consummated after the Transaction Agreement Date and on or prior to the date of consummation of such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction, or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock and any such transactions (including any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock and the use of proceeds thereof) will be deemed to have occurred on the Transaction Agreement Date and deemed to be outstanding thereafter for purposes of calculating any baskets, ratios or financial metrics under this Indenture after the Transaction Agreement Date and before the date of consummation of such Restricted Payment, Investment, acquisition, merger, amalgamation, Division or similar transaction, or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock and Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin (without giving effect to any step-ups) contained in any financing commitment documentation with respect to such Indebtedness, Disqualified Stock or Preferred Stock or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith. In addition, compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the Transaction Agreement Date (including any new Transaction Agreement Date) and not as of any later date as would otherwise be required under this Indenture.

(c)     Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts (and thereafter, incurrence of the portion of such amount under the Fixed Amount shall be included in such calculation).

Article 5

Successors

Section 5.01.     Merger, Consolidation, Amalgamation or Sale of All or Substantially All Assets.

(a)     The Company shall not merge, consolidate or amalgamate with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person (including in each case, pursuant to a Division) unless:

(i)     the Company is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation or Division (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(ii)     the Successor Company, if other than the Company, expressly assumes all of the obligations of the Company under this Indenture, the Notes and the Security Documents, in each case, pursuant to supplemental indentures or other documents or instruments;

(iii)     immediately after such transaction, no Default exists;

(iv)     immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,

(A)     the Successor Company or the Company would be permitted to incur at least $1.00 of additional Indebtedness as Ratio Debt, or

(B)     the Fixed Charge Coverage Ratio for the Successor Company, the Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(v)     the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, Division, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures, if any, comply with this Indenture.

(b)     The Successor Company shall succeed to, and be substituted for the Company under this Indenture, the Guarantees and the Notes, as applicable, and the Company will automatically be released and discharged from its obligations hereunder, the Guarantees and the Notes, as applicable. The foregoing shall not apply to the Transactions. Notwithstanding clauses (iii) and (iv) of Section 5.01(a),

(i)     any Restricted Subsidiary may merge, consolidate or amalgamate with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company or any of its Restricted Subsidiaries, and

(ii)     the Company may merge, consolidate or amalgamate with or into an Affiliate of the Company, solely for the purpose of reincorporating the Company in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

(c)     Subject to certain limitations described in this Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor shall, and the Company will not permit a Guarantor to, merge, consolidate or amalgamate with or into or wind up into (whether or not the Company or a Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (including, in each case, pursuant to a Division) unless:

(i)      such Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation or Division (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B)     the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(C)     immediately after such transaction, no Default exists; and

(D)     the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, Division, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures, if any, comply with this Indenture; or

(ii)     the transaction is an Asset Sale that is made in compliance with Section 4.10.

(d)     Subject to certain limitations described in this Indenture, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee and such Guarantor shall automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge, consolidate or amalgamate with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company, merge, consolidate or amalgamate with or into an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby, or convert into a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor or a jurisdiction in the United States.

Section 5.02.     Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01, the successor corporation formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01.

Article 6
Defaults and Remedies

Section 6.01.     Events of Default.

(a)     An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)     default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(ii)     default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(iii)     failure by the Company or any Guarantor for 90 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes then outstanding to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (i) and (ii) above) contained in this Indenture or the Notes;

(iv)     default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, (other than Indebtedness owed to the Company or any of its Restricted Subsidiaries or any Permitted Receivables Facility), whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A)     such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity (after giving effect to any applicable grace periods); and

(B)     the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(v)     failure by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03), would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $30.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 90 days after such judgment becomes final, and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(vi)     the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03), would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(A)     commences proceedings to be adjudicated bankrupt or insolvent;

(B)     consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C)     consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D)     makes a general assignment for the benefit of its creditors; or

(E)     generally is not paying its debts as they become due;

(vii)     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)     is for relief against the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03), would constitute a Significant Subsidiary), in a proceeding in which the Company or any such Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03), would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(B)     appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03), would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03), would constitute a Significant Subsidiary); or

(C)     orders the liquidation of the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03), would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days;

(viii)     the Guarantee of any Guarantor that is a Significant Subsidiary (or group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect (except as contemplated by the terms of this Indenture) or be declared null and void or any responsible officer of the Company or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that, taken together (as determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03), would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture; or

(ix)      the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien (subject to certain Permitted Liens) on any Collateral having a Fair Market Value in excess of $25.0 million (to the extent perfection by filing, registration, recordation or possession is required by this Indenture or the Security Documents) other than in accordance with the terms of the relevant Security Document, this Indenture or the ABL Credit Agreement, as applicable, the satisfaction in full of all Obligations under this Indenture or the ABL Credit Agreement, as applicable, or any loss of perfection that results from the failure of the Trustee, the Notes Collateral Agent or the ABL Collateral Agent to maintain possession of certificates, promissory notes or other instruments delivered to it representing securities or other assets pledged under the Security Documents and such default continues for 30 days after notice of such default shall have been given to the Company by the Trustee or the Holders of at least 30% of the principal amount of the then outstanding Notes issued under this Indenture.

(b)     In the event of any Event of Default specified in clause (iv) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(i)     the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(ii)     holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii)     the default that is the basis for such Event of Default has been cured.

(c)     The Trustee shall not be deemed to have knowledge of Default or Event of Default unless written notice of such Default or Event of Default is delivered to an officer of the Trustee having direct responsibility for the administration of this Indenture and such notice references this Indenture and the Notes.

Section 6.02.     Acceleration.

If any Event of Default (other than an Event of Default specified in clause (vi) or (vii) of Section 6.01(a) with respect to the Company) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes issued under this Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under this Indenture to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) with respect to the Issuer, all outstanding Notes shall be due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived and the Trustee has been paid all of its outstanding fees and expenses in connection with such rescinded Event of Default.

Section 6.03.     Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.     Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any or interest on, any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 6.02, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.     Control by Majority.

Subject to the Security Documents and Section 7.01(e), Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent and the Trustee and the Notes Collateral Agent may act at the direction of the Holders without liability. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability (it being understood that the Trustee has no duty to determine whether any direction is unduly prejudicial to any Holder of a Note).

Section 6.06.     Limitation on Suits.

Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)     such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)     Holders of at least 30% in principal amount of the total outstanding Notes have, in writing, requested the Trustee to pursue the remedy;

(3)     the Holders have offered and, if requested, provided to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)     the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)     Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07.     Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08.     Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(i) or (ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and each of their respective agents and counsel.

Section 6.09.     Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10.     Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11.     Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12.     Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, and each of their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company or the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Notes Collateral Agent any amount due to each of them for the reasonable compensation, expenses, disbursements and advances of the Trustee and the Notes Collateral Agent and their agents and counsel, and any other amounts due the Trustee and the Notes Collateral Agent under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and the Notes Collateral Agent and each of their agents and counsel, and any other amounts due the Trustee and the Notes Collateral Agent under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13.     Priorities.

Subject to the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article 6, including upon realization on Collateral, it shall pay out the money or property in the following order:

(a)     to the Trustee, the Notes Collateral Agent, their agents and attorneys for amounts due under Section 7.07 or 12.08, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or Notes Collateral Agent and the costs and expenses of collection;

(b)     to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c)     to the Company, the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14.     Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee or the Notes Collateral Agent, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Article 7

Trustee

Section 7.01.     Duties of Trustee.

(a)     If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)     Except during the continuance of an Event of Default:

(i)     the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)     in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)     The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)     this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)     the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)     the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)     Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c)) of this Section 7.01 and Section 7.01(f).

(e)     Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of its rights or powers under this Indenture or the Security Documents, as applicable, at the request or direction of any of the Holders unless the Holders have offered, and if requested, provided to the Trustee or the Notes Collateral Agent, as the case may be, indemnity or security satisfactory to the Trustee or the Notes Collateral Agent, as the case may be, against any loss, liability or expense.

(f)     The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.     Rights of Trustee.

(a)     The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)     Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)     The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)     The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)     Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f)     None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if an indemnity satisfactory to it against such risk or liability is not assured to it.

(g)     The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has received or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)     In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Notes Collateral Agent, any Registrar and any Paying Agent.

(j)     The Trustee may request that the Issuer and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(k)     The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(l)     The Trustee shall at no time have any responsibility or liability for or in respect to the legality, validity or enforceability of any Collateral or any arrangement or agreement between the Issuer and any other Person with respect thereto, or the perfection or priority of any security interest created in any of the Collateral or maintenance of any perfection and priority, or for or with respect to the sufficiency of the Collateral following an Event of Default.

Section 7.03.     Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign as Trustee. Any Agent and the Notes Collateral Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04.     Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.     Notice of Defaults.

If a Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall send to Holders a notice of the Default within the later of 90 days after it occurs or 30 days after it becomes known to the Trustee. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has received written notice of any event which is such a Default is received by the Trustee at the Corporate Trust Office of the Trustee.

Section 7.06.     Reports by Trustee to Holders.

Within 60 days after each August 1, beginning with August 1, 2021, and for so long as Notes remain outstanding, the Trustee shall send to the Holders a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also send all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time it is sent to the Holders shall be sent to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange.

Section 7.07.     Compensation and Indemnity.

The Issuer shall pay to the Trustee and the Notes Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and the Notes Collateral Agent’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and the Notes Collateral Agent for, and hold the Trustee and the Notes Collateral Agent harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor or any Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee or the Notes Collateral Agent, as applicable, shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent, as applicable, to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and the Notes Collateral Agent may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense determined to have been caused by the Trustee’s or the Notes Collateral Agent’s own willful misconduct or gross negligence as determined by a final non-appealable order of a court of competent jurisdiction.

In addition to the foregoing, each of the Issuer and the Guarantors, jointly and severally hereby agree to pay to the Trustee, within five Business Days (or any other period required under any account control agreement or similar agreement “Accounts Agreement”) following receipt of a written notice thereof by the Trustee, such funds as are necessary in order for the Trustee to make the payments required to be made to any account bank pursuant to any Accounts Agreement as a result of any indemnification by the Trustee and/or the return of any check, money order, wire transfer, note, draft, other order for payment of money, other remittance or other adjustment as required by the applicable account bank pursuant to the applicable Accounts Agreement.

The obligations of the Issuer and the Guarantors, if any, under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Notes Collateral Agent, as applicable.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee and the Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vi) or (vii) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

Section 7.08.     Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a)     the Trustee fails to comply with Section 7.10;

(b)     the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)     a custodian or public officer takes charge of the Trustee or its property; or

(d)     the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09.     Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10.     Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11.     Preferential Collection of Claims Against Issuer.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

Section 7.12.     [Reserved].

Section 7.13.     Security Documents; Intercreditor Agreement.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Notes Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreement and any other Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Security Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreement or any other Security Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Article 8
Legal Defeasance and Covenant Defeasance

Section 8.01.     Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02.     Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes issued under this Indenture and Guarantees issued under this Indenture on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes issued under this Indenture, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes, this Indenture and the Security Documents including the obligations of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)     the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b)     the Company’s obligations with respect to Notes issued under this Indenture concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)     the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(d)     this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03.

Section 8.03.     Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and each Restricted Subsidiary shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, and 4.15 and clause (iv) of Section 5.01(a) and Section 5.01(d) and Article XII with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(iii), 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi)) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(vii) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(viii) and 6.01(a)(ix) shall not constitute Events of Default.

Section 8.04.     Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes issued under this Indenture:

(i)     the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient (without consideration of reinvestment of interest) to pay the principal of, premium, if any, and interest due on the Notes issued under this Indenture on the stated maturity date or on the applicable Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Company must specify whether such Notes are being defeased to maturity or to a particular Redemption Date;

(ii)     in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that, subject to customary assumptions and exclusions,

(A)     the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(B)     since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall state that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)     in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)     no Default or Event of Default (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit; and

(v)     the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05.     Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(i)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.     Repayment to Issuer.

Subject to applicable unclaimed property laws, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on their request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07.     Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer make any payment of principal of, premium or interest on any Note following the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 9

Amendment, Supplement and Waiver

Section 9.01.     Without Consent of Holders.

Notwithstanding Section 9.02, the Company, any Guarantor (with respect to a Guarantee or this Indenture) and the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Security Documents, the Intercreditor Agreement and any Guarantee or Notes without the consent of any Holder:

(a)     to cure any ambiguity, omission, mistake, defect or inconsistency;

(b)     to provide for uncertificated Notes of such series in addition to or in place of Definitive Notes;

(c)     to comply with Section 5.01;

(d)     to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders;

(e)     to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(f)     to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(g)     to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h)     to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable;

(i)     to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or a successor Notes Collateral Agent thereunder pursuant to the requirements thereof;

(j)     to add a Guarantor or a co-obligor of the Notes under this Indenture or to release any such Guarantor or Guarantee if at the time of such release such Guarantor is not otherwise required to be a Guarantor;

(k)     to conform the text of this Indenture, the Security Documents, the Intercreditor Agreement, Guarantees or the Notes to any provision of the “Description of Notes”;

(l)     to mortgage, pledge, hypothecate or grant any other Lien in favor of the Notes Collateral Agent or the Trustee for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Notes Collateral Agent or the Trustee pursuant to this Indenture, any of the Security Documents or otherwise;

(m)     in the case of the Intercreditor Agreement, in order to subject the security interests in the Collateral in respect of any First Lien Obligations or Second Lien Obligations to the terms of the Intercreditor Agreement, in each case to the extent the incurrence of such Indebtedness, and the grant of all Liens on the Collateral held for the benefit of such Indebtedness, were permitted under this Indenture;

(n)     to permit the creation, intended priority and registration of Liens on the Collateral to secure any First Lien Obligations or Second Lien Obligations in accordance with this Indenture, the Security Documents and the Intercreditor Agreement (including, without limitation, the appointment of the Notes Collateral Agent or any other collateral agent to hold the Collateral on behalf of the Holders and the holders of First Lien Obligations or Second Lien Obligations);

(o)     to amend the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(p)     in the case of any deposit account control agreement, securities account control agreement, bailee agreement or other similar agreement providing for “control” over the Collateral, in each case providing for control and perfection of Collateral and to which both the ABL Collateral Agent and the Notes Collateral Agent are a party, at the request and sole expense of the Company, and without the consent of the Notes Collateral Agent, to amend any such agreement to substitute a successor ABL Collateral Agent for any ABL Collateral Agent as the controlling secured party thereunder;

(q)     in connection with any permitted Refinancing or replacement of the ABL Credit Agreement, at the request and sole expense of the Company, and without the consent of the Notes Collateral Agent to amend the Intercreditor Agreement to add parties (or any authorized agent or trustee therefor) providing any such Refinancing or replacement Indebtedness and to establish that Liens on any Collateral securing such Refinancing or replacement Indebtedness will have the same priority as the Liens on any Collateral securing the Indebtedness being Refinanced or replaced, all on the terms provided for in the Intercreditor Agreement immediately prior to such Refinancing or replacement;

(r)     to release Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents or this Indenture; or

(s)     to add replacement First Lien Obligations or Additional Second Lien Obligations to the Intercreditor Agreement.

Upon the request of the Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee and the Notes Collateral Agent, as applicable, shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture or security documents or intercreditor agreement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Notes Collateral Agent, as applicable, shall not be obligated to enter into such amended or supplemental indenture or security documents or intercreditor agreement that affect its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the execution and delivery of any Supplemental Indenture substantially in the form of Exhibit D solely for the purpose of adding Guarantors.

Section 9.02.     With Consent of Holders.

Except as provided below in this Section 9.02, the Issuer, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, the Security Documents, the Intercreditor Agreement and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Security Documents, the Intercreditor Agreement, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Section 2.08, Section 2.09 and this Section 9.02 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee and the Notes Collateral Agent, as applicable, shall join with the Issuer in the execution of such amended or supplemental indenture or security documents or intercreditor agreement unless such amended or supplemental indenture or security documents or intercreditor agreement directly affect the Trustee’s or the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or security documents or intercreditor agreement.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)     reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b)     reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes or change the time (other than the notice period) at which such Notes may be redeemed as described under Section 3.07;

(c)     reduce the rate of or change the time for payment of interest on any Note;

(d)     waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(e)     make any Note payable in money other than that stated therein;

(f)     make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(g)     make any change in these amendment and waiver provisions;

(h)     impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(i)     make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(j)     except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders.

For the avoidance of doubt and notwithstanding anything herein to the contrary in the immediately preceding paragraph, (i) Section 4.10 in respect of the Company’s obligation to make an Asset Sale Offer and (ii) Section 4.14 and the definition of “Change of Control,” each may be waived, modified or terminated with the written consent of the holders of a majority in aggregate principal amount then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the date by which the Issuer is required to make such Asset Sale Offer.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding, the Notes Collateral Agent may not consent to any amendment, supplement or waiver the effect of which would modify any Security Document, the Intercreditor Agreement or the provisions in this Indenture dealing with the Collateral or the Security Documents that would (i) have the impact of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture, the Security Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Collateral or (ii) make any change in any Security Document, any Intercreditor Agreement or the provisions in this Indenture dealing with the Collateral or the Security Documents or the application of trust proceeds of the Collateral that would adversely affect the Holders in any material respect.

Section 9.03.     [Reserved].

Section 9.04.     Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05.     Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.     Trustee to Sign Amendments, Etc.

The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent, as applicable. The Issuer may not sign an amendment, supplement or waiver until its board of directors approves it. In executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent, as applicable, shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or security document or intercreditor agreement is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03). Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the execution and delivery of any Supplemental Indenture substantially in the form of Exhibit D solely for the purpose of adding Guarantors.

Article 10

Guarantees

Section 10.01.     Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Notes Collateral Agent and each of their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest and premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee and the Notes Collateral Agent hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Notes Collateral Agent, the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee, the Notes Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor (including its guarantee of all Obligations under the ABL Credit Agreement).

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02.     Limitation on Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Notes Collateral Agent, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance (as a legal matter or otherwise) or fraudulent transfer under applicable law.

Section 10.03.     Execution and Delivery.

To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President, one of its Vice Presidents or one of its Assistant Vice Presidents.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Issuer shall cause any newly created or acquired Restricted Subsidiary (other than any future Foreign Subsidiaries, Receivables Subsidiaries or Excluded Subsidiaries) to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.04.     Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05.     Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06.     Release of Guarantees.

A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(a)      (i)   in the case of a Subsidiary Guarantor, any sale, exchange, transfer or other disposition (by merger, consolidation, amalgamation, Division or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer), after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or all or substantially all of the assets of such Subsidiary Guarantor, in each case, if such sale, exchange, transfer, Division or other disposition is made in compliance with the applicable provisions of this Indenture (including any amendments thereof);

(ii)     the release or discharge of the guarantee or direct obligation by such Guarantor of the ABL Credit Agreement or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subsequent to a contingent reinstatement is still a release);

(iii)     in the case of a Subsidiary Guarantor, the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(iv)     in the case of a Subsidiary Guarantor, such Subsidiary Guarantor becoming an Excluded Subsidiary in compliance with the applicable provisions of this Indenture;

(v)     the Company exercising the Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(vi)     the merger, consolidation, Division or amalgamation of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger, consolidation, Division or amalgamation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or another Guarantor; or

(vii)     as described under Article 9 of this Indenture.

Article 11

Satisfaction and Discharge

Section 11.01.     Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes (except for certain surviving rights of the Trustee and the Company’s obligations with respect thereto), when either:

(a)     all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b)     (i)  all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or may be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(ii)     no Default (other than that resulting from borrowing funds to be applied to make such deposit or the grant of any Lien securing such borrowing or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any material agreement or material instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(iii)     the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(iv)     the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the applicable Redemption Date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.07 shall survive and if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (a) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02.     Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal of, premium or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article 12

Collateral

Section 12.01.     Security Documents.

(a)     The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreement. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral as security for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Intercreditor Agreement. For the avoidance of doubt, nothing herein shall require the Trustee or the Notes Collateral Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Security Documents) and such responsibility shall be solely that of the Issuer.

(b)     The Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01(b), to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer shall, and shall cause the Restricted Subsidiaries to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuer and the Guarantors to the secured parties under this Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement and the Security Documents), in favor of the Notes Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

(c)     (i) Subject to the applicable limitations and exceptions set forth in the Security Documents (and excluding with respect to Excluded Assets) from and after the Issue Date, if the Company or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any First Lien Obligations, it must concurrently grant a second-priority perfected security interest (subject to Permitted Liens) upon such property or asset in favor of the Notes Collateral Agent, as security for the Notes and the Additional Second Lien Obligations (if any) and (ii) subject to clause (c)(i) above, the Issuer and Guarantor shall use commercially reasonable efforts to enter into, as soon as possible after the Issue Date (and in any event within 120 days or such later date as the ABL Collateral Agent may agree in respect of the ABL Credit Agreement, which shall apply to this Indenture), an effective account control agreement (a “Deposit Account Control Agreement”) with each account bank, in each case in substantially the form and substance of the account control agreement entered into with the ABL Collateral Agent, with respect to (1) each U.S. domestic Deposit Account in which funds of any of the Obligors from any Cash Receipts of the Obligors are deposited (including those existing as of the Issue Date), and (2) the Designated Account into which the proceeds of the loans under the ABL Credit Agreement are deposited (but in any event, excluding all Excluded Accounts) and the Company shall use commercially reasonable efforts to enter into a Deposit Account Control Agreement with respect to any such Deposit Account, or any new Designated Account, which is established after the Issue Date, substantially concurrently with such establishment (or within such longer period as the ABL Collateral Agent may agree in its discretion in respect of the ABL Credit Agreement, which shall apply to this Indenture) but in any event prior to a deposit of any funds in such account; it being understood that the failure to obtain such Deposit Account Control Agreements, in each case after the Company’s use of commercially reasonable efforts, as described above, shall not constitute a breach of this clause (c)(ii). Notwithstanding anything in this section to the contrary, the provisions of this clause (c)(ii) shall not apply to any Deposit Account acquired by the Issuer or a Guarantor in connection with a Permitted Acquisition (as defined in the ABL Credit Agreement) (or similar Investment) prior to the date that is one hundred and twenty (120) days (or such later date as the ABL Credit Agreement Administrative Agent may agree in respect of the ABL Credit Agreement, which shall apply to this Indenture) following the consummation of such Permitted Acquisition (or similar Investment).

(d)     Notwithstanding anything in this Indenture or any Security Document to the contrary, (i) with respect to leases of Real Estate entered into by the Issuer or Guarantor, the Issuer or Guarantor shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases (other than to use its commercially reasonable efforts to deliver a collateral access agreement with respect to certain of such leases), (ii) Liens required to be granted from time to time pursuant this Indenture shall be subject to exceptions and limitations set forth in the Security Documents, (iii) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts except to the extent set forth in clause (c)(ii) above, (iv) no perfection actions shall be required with respect to (x) motor vehicles and other Titled Goods having a fair market value less than $100,000 and letter of credit rights, except to the extent perfection is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement) and (y) commercial tort claims with an individual value of less than $7.5 million and (v) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no Security Document (or other security agreements or pledge agreements) governed under the laws of any non U.S. jurisdiction);and

(e)     From and after the Issue Date, if the Company or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any First Lien Obligations, it must concurrently grant a second-priority perfected security interest (subject to Permitted Liens) upon such property or asset in favor of the Notes Collateral Agent, as security for the Notes and the Additional Second Lien Obligations (if any).

Section 12.02.     Release of Collateral.

(a)     Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement and this Indenture. Notwithstanding anything to the contrary in the Security Documents, the Intercreditor Agreement and this Indenture, the assets constituting Collateral will be automatically released from the Liens securing the Notes under any one or more of the following circumstances:

(i)     to consummate the sale, transfer or other disposition of such property or assets to a Person that is not the Company or a Guarantor to the extent not prohibited under Section 4.10;

(ii)     in the case of a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of this Indenture, the release of the assets of such Guarantor;

(iii)     with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture;

(iv)     with respect to any Collateral that becomes an “Excluded Asset,” upon it becoming an Excluded Asset;

(v)     to the extent the Collateral is released from the Liens that secure the ABL Credit Agreement (so long as the ABL Credit Agreement is outstanding); provided, that an Event of Default does not exist at the time of such release; or

(vi)     as described under Article 9.

(b)     The Liens on the Collateral securing the Notes and the Guarantees also will be terminated and released

(i)     upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid;

(ii)     upon a Legal Defeasance or Covenant Defeasance under this Indenture as described under Section 8.02 or 8.03 or a discharge of this Indenture as described under Section 11.01; or

(iii)     pursuant to the Intercreditor Agreement.

(c)     With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreement, as applicable, to such release have been met and that it is permitted for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee and the Notes Collateral Agent shall, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreement to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 12.03.     Suits to Protect the Collateral.

Subject to the provisions of Article 7, the Security Documents and the Intercreditor Agreement, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a)     enforce any of the terms of the Security Documents; and

(b)     collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04.     Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05.     Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 12.06.     Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.07.     Release Upon Termination of the Issuer’s Obligations.

In the event that the Issuer delivers to the Trustee an Officer’s Certificate certifying that (a) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Guarantees and the Security Documents that were due and payable at or prior to the time such principal, together with accrued and unpaid interest, were paid or (b) the Issuer shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article 8, and in each case, an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee and the Notes Collateral Agent shall deliver to the Issuer a release of Lien in the Collateral without recourse, representations or warranties and shall do or cause to be done (at the expense of the Issuer) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable.

Section 12.08.     Notes Collateral Agent.

(a)     The Issuer and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreement and the Issuer and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.08. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreement and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreement, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreement to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)     The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c)     None of the Notes Collateral Agent or any of its respective Related Persons shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)     The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)     The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.08 and the Security Documents).

(f)     The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.08 (and Section 7.07) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g)     Deutsche Bank Trust Company Americas shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction.

(h)     The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreement.

(i)     If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreement.

(j)     The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k)     The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l)     If the Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations so incurred, together with an Opinion of Counsel, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the Intercreditor Agreement to be entered into by the Notes Collateral Agent on the Issue Date.

(m)     No provision of this Indenture, the Intercreditor Agreement or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) if it shall have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n)     The Notes Collateral Agent shall (i) not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o)     Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)     The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreement and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreement or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Trustee or Holders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreement.

(q)     The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuer, the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuer, the Company or the Guarantors, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r)     Upon the receipt by the Notes Collateral Agent of a written request of the Issuer signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.08(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents.

(s)     Upon the written request of the Company and delivery of an Officer’s Certificate to the Notes Collateral Agent certifying that a particular asset constitutes an Excluded Asset, the Notes Collateral Agent will provide a certification to any third party identified by the Company certifying that such Excluded Asset is not subject to the Lien under the Security Documents.

(t)     Subject to the provisions of the applicable Security Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreement and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee or as otherwise provided in the Security Documents, as applicable.

(u)     After the occurrence and continuance of an Event of Default and subject to the terms of the Security Documents, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreement.

(v)     The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, and subject to the terms of the Security Documents, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.

(w)     In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes or other required secured parties pursuant to the Security Documents. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes or other required secured parties pursuant to the Security Documents. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes or other required secured parties pursuant to the Security Documents with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x)     Notwithstanding anything to the contrary in this Indenture or in any Security Document or any Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreement (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(y)     Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.08. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z)     Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee or other required secured parties pursuant to the Security Documents, solely with respect to the Security Documents and the Collateral.

(aa)     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to compensation and to be indemnified pursuant to Section 7.07, are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

(bb)     The Issuer and the Guarantors shall furnish to the Trustee and the Notes Collateral Agent, within 120 days after the end of each fiscal year ending after the Issue Date, an Officer’s Certificate (which may be the same certificate required to be delivered by the Company pursuant to Section 4.04) either (i) (x) stating that such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken, and (y) stating that on the date of such Officer’s Certificate, all UCC financing statements, financing statement amendments and continuation statements have been or will be executed and filed that are necessary, as of such date or promptly thereafter and during the succeeding 12 months, fully to maintain the perfection (to the extent required by the Security Documents) of the security interests of the Notes Collateral Agent securing the Obligations thereunder and under the Security Documents with respect to the Collateral; provided that if there is a required filing of a continuation statement or other instrument within such 12-month period and such continuation statement or amendment is not effective if filed at the time of the Officer’s Certificate, such Officer’s Certificate may so state and in that case the Issuer and the Guarantors shall cause a continuation statement or amendment to be timely filed so as to maintain such Liens and security interests securing Obligations or (ii) stating that no such action is necessary to maintain such Liens or security interests.

Article 13

Miscellaneous

Section 13.01.     [Reserved].

Section 13.02.     Notices.

Any notice or communication by the Company, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first-class mail (postage prepaid), fax or overnight air courier guaranteeing next day delivery, to the others’ address, or given electronically:

If to the Company or any Guarantor:

Concrete Pumping Holdings, Inc.
500 E. 84th Avenue, Suite A-5
Thornton, Colorado 80229
Attention: Iain Humphries

with a copy to

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Elliott M. Smith
Email: elliott.smith@whitecase.com

If to the Trustee:

Deutsche Bank Trust Company Americas,
as Trustee
Trust and Agency Services

60 Wall Street, 24th Floor

Mail Stop: NYC60 - 2405

New York, New York 10005

USA

Attn: Corporates Team, Concrete Pumping Holdings, Inc.- SF4094

Facsimile: (732) 578-4635

Deutsche Bank Trust Company Americas,
as Notes Collateral Agent
Trust and Agency Services

60 Wall Street, 24th Floor

Mail Stop: NYC60 - 2405

New York, New York 10005

USA

Attn: Corporates Team, Concrete Pumping Holdings, Inc.- SF4094

Facsimile: (732) 578-4635

All notices (including posting of information pursuant to Section 4.03 hereof) and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery at the time sent, if given electronically; provided that any notice or communication delivered to the Trustee or the Notes Collateral Agent shall be deemed effective upon actual receipt thereof. Notice otherwise given in accordance with the procedures of DTC will be deemed given on the date sent to DTC.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Where this Indenture provides for notice of any event (including any notice of redemption) to any Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer sends a notice or communication to Holders, it shall send a copy to the Trustee and the Notes Collateral Agent at the same time.

Each of the Trustee and Notes Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuer, any Guarantor or any Holder elects to give the Trustee or the Notes Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or Notes Collateral Agent, as applicable, in its discretion elects to act upon such instructions, the Trustee’s and Notes Collateral Agent’s, as applicable, understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Notes Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or Notes Collateral Agent’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Notes Collateral Agent, including without limitation the risk of the Trustee or the Notes Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 13.03.     Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 13.04.     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document or an Intercreditor Agreement, the Notes Collateral Agent:

(a)     An Officer’s Certificate in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided that an Officer’s Certificate shall not be required in connection with the entering into of the Security Documents and the Intercreditor Agreement on the Issue Date; and

(b)     An Opinion of Counsel in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided, that an Opinion of Counsel shall not be required in connection with the entering into of the Security Documents and the Intercreditor Agreement on the Issue Date.

Section 13.05.     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) and shall include:

(a)     a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)     a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)     a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)     a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.06.     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07.     No Personal Liability of Directors, Managers, Officers, Employees and Stockholders.

No director, manager, officer, employee, incorporator or stockholder, member or limited partner of the Company or any Guarantor or any of their parent companies shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Security Documents or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08.     Governing Law.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.09.     Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10.     Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 13.02 hereof shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. Notwithstanding the foregoing, the Trustee and the Notes Collateral Agent may bring an action against the Issuer in any other jurisdiction of its choosing.

Section 13.11.     Force Majeure.

In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, pandemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 13.12.     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.13.     Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05.

Section 13.14.     Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.15.     Intercreditor Agreement.

Reference is made to the Intercreditor Agreement. Each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens on the Collateral securing this Indenture, the Notes and the Guarantees provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Trustee and the Notes Collateral Agent to enter into the Intercreditor Agreement as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the ABL Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Section 13.16.     Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page of this Indenture by electronic transmission (e.g., a “pdf” or “tif”) will be effective as delivery of a manually executed counterpart hereof. The use of electronic signatures (e.g., DocuSign) and electronic records complying with shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York Electronic Signature and Records Act and any other applicable law. For the avoidance of doubt, the foregoing also applies to any amendment of this Indenture. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Indenture through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

Section 13.17.     Table of Contents, Headings, Etc..

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.18.     Patriot Act

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agree to provide to the Trustee, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Law.

[Signatures on following page]

Brundage-Bone Concrete Pumping Holdings, Inc.

By: /s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer

Concrete Pumping Intermediate Acquisition Corp.

By: /s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer

Concrete Pumping Holdings, Inc.

By: /s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer

Concrete Pumping Intermediate Holdings, LLC

By: /s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer

Brundage-Bone Concrete Pumping, Inc.

By: /s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer

Eco-Pan, Inc.

By: /s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer

[Signature Page to Second Lien Notes Indenture]

Capital Pumping, LP, by its General Partner, CPH Acquisition, LLC

by its Managing Member, Brundage-Bone Concrete Pumping, Inc.

By: /s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer

ASC Equipment, LP, by its General Partner, CPH Acquisition, LLC

by its Managing Member, Brundage-Bone Concrete Pumping, Inc.

By: /s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer

CPH Acquisition, LLC, by its Managing Member, Brundage-Bone Concrete Pumping, Inc.

By: /s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer

Concrete Pumping Property Holdings, LLC

By: /s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer

Deutsche Bank Trust Company Americas, as Trustee

By:	/s/ Robert Peschler
Name: Robert Peschler
Title: Vice President

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Vice President

Deutsche Bank Trust Company Americas, as Notes Collateral Agent

By:	/s/ Robert Peschler
Name: Robert Peschler
Title: Vice President

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Vice President

[Signature Page to Second Lien Notes Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP: [144A - 66981Q AA4] [Reg S - U1160B AA4 ]
ISIN: [144A - US66981QAA40] [Reg S - USU1160BAA45]

[RULE 144A][REGULATION S] GLOBAL NOTE
6.000% Senior Secured Second Lien Notes due 2026

No. ___	[$______________]

BRUNDAGE-BONE CONCRETE PUMPING HOLDINGS, INC. promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of ________________ United States Dollars] on February 1, 2026

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

BRUNDAGE-BONE CONCRETE PUMPING HOLDINGS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Deutsche Bank Trust Company Americas, as Trustee

By:
Name:
Title:

By:
Name:
Title:

Dated:

[Back of Note]

6.000% Senior Secured Second Lien Notes due 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Brundage-Bone Concrete Pumping Holdings, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 6.000% per annum from January 28, 2021 until maturity. The Issuer will pay interest semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be August 1, 2021. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders at the close of business on the January 15 or July 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments on the Notes will be made without any deduction or withholding for Taxes, except as otherwise required by applicable law. If a payment date is not a Business Day at the place of payment, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

3. PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. CPH, Intermediate Holdings, the Issuer or any of the Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of January 28, 2021 (the “Indenture”), among Brundage-Bone Concrete Pumping Holdings, Inc., and the Guarantors party thereto from time to time, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.000% Senior Secured Second Lien Notes due 2026. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01, 4.09 and 4.12 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE.

The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer and an Asset Sale Offer, as further described in the Indenture. Except as provided in the Indenture, the Issuer shall not be required to make any mandatory or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

7. PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

12. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Concrete Pumping Holdings, Inc.
500 E. 84th Avenue, Suite A-5
Thornton, Colorado 80229
Attention: Iain Humphries

with a copy to

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Daniel Nam
Email: dnam@whitecase.com

13. SECURITY. The Notes and the Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders, in each case pursuant to the Security Documents and the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee or the Notes Collateral Agent, as applicable, to enter into the Security Documents and the Intercreditor Agreement on the Issue Date, and at any time after Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

 to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10     ☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_______________

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:*

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE1

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

* This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Concrete Pumping Holdings, Inc.
500 E. 84th Avenue, Suite A-5
Thornton, Colorado 80229
Attention: Iain Humphries

Deutsche Bank Trust Company Americas
[Address]
Attention: [●]

Re: 6.000% Senior Secured Second Lien Notes due 2026

Reference is hereby made to the Indenture, dated as of January 28, 2021 (the “Indenture”), among Brundage-Bone Concrete Pumping Holdings, Inc. and the Guarantors party thereto from time to time, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144, RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(b) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a) ☐ a beneficial interest in the:

(i)     ☐ 144A Global Note (CUSIP 66981Q AA4), or

(ii)     ☐ Regulation S Global Note (CUSIP U1160B AA4), or

(b) ☐ a Restricted Definitive Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐ a beneficial interest in the:

(i)      ☐ 144A Global Note (CUSIP 66981Q AA4), or

(ii)     ☐ Regulation S Global Note (CUSIP U1160B AA4), or

(iii)     ☐ Unrestricted Global Note (CUSIP [ ]); or

(b) ☐ a Restricted Definitive Note; or

(c)     ☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Concrete Pumping Holdings, Inc.
500 E. 84th Avenue, Suite A-5
Thornton, Colorado 80229
Attention: Iain Humphries

Deutsche Bank Trust Company Americas
[Address]
Attention: [●]

Re: 6.000% Senior Secured Second Lien Notes due 2026

Reference is hereby made to the Indenture, dated as of January 28, 2021 (the “Indenture”), among Brundage-Bone Concrete Pumping Holdings, Inc. and the Guarantors party thereto from time to time, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note ☐ Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[ ] Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________], among [__________________] (the “Guaranteeing Subsidiary”), a subsidiary of Brundage-Bone Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

W I T N E S E T H

WHEREAS, the Company and certain other guarantors party thereto have heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture, dated as of January 28, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $375,000,000 of 6.000% Senior Secured Second Lien Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)     Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)     Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof.

(3)     Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)     Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)     Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6)     Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)     The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

D-1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

Deutsche Bank Trust Company Americas, as Trustee

By:
Name:
Title:

D-2